Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of the 15th day of July, 2015 (the “Effective Date”), by and among (i) Meta Financial Group, Inc., a Delaware corporation (the “Parent”), (ii) MetaBank, a federally chartered stock saving bank (the “Buyer”), (iii) Fort Knox Financial Services Corporation, a Kentucky corporation (“Ft. Knox”), (iv) Tax Product Services LLC, a Delaware limited liability company (“TPS” and together with Ft. Knox, the “Companies” and each, a “Company”), (v) Alan D. Lodge Family Trust, Michael E. Boone, Michael J. Boone, and Cary Shields (together, the “Shareholders,” or individually, a “Shareholder”) and Alan D. Lodge, individually (“Lodge”), solely for purposes of Section 10.9.

WHEREAS, the Companies are in the business of facilitating and providing federal and state tax refund products and services to consumer taxpayers throughout the United States (the “Business”).

WHEREAS, the Shareholders own one hundred percent (100%) of the issued and outstanding shares of the capital stock (the “Shares”) of Ft. Knox;

WHEREAS, Ft. Knox owns one hundred percent (100%) of the membership interests of TPS;

WHEREAS, the Buyer desires to purchase and acquire from the Companies, and the Companies desire to sell and transfer to the Buyer, substantially all of the assets of the Companies, and the Buyer desires to assume, and the Companies desire to assign to the Buyer, certain of the liabilities of the Companies, upon the terms and subject to the conditions contained in this Agreement; and

WHEREAS, all capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 13.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

1.                    PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1           Sale of Purchased Assets.

(a)       On the terms and subject to the conditions set forth herein, at the Closing, the Companies shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase, all of the Companies’ right, title and interest in and to all of the assets, properties, business and rights of every kind and nature, whether real, personal or mixed tangible or intangible (including goodwill), wherever located, and whether now existing or hereafter acquired which relate to or are used or held for use in connection with the Business (collectively, the “Purchased Assets”), excluding only the Excluded Assets, free and clear of any Encumbrances, including, without limitation:

(i)         all accounts and other receivables;

(ii)        all prepaid assets, expenses, rent and insurance benefits, rights and proceeds of the Companies;

(iii)       all items of tangible personal property;

(iv)       all Contracts, other than the Excluded Contracts;

(v)       all Company Intellectual Property, and all rights with respect to any claims (past, present or future) with respect thereto and the right to all Damages payable in respect thereof;

(vi)       the Retained Cash;

(vii)      all relationships or arrangements of the Companies with the EROs and its other customers or clients, all ERO and customer lists and information, including contact persons, and information and all records and databases related thereto;

(viii)     Advances by the Companies to EROs set forth on the Closing Date Balance Sheet;

(ix)       the business and goodwill of the Companies as a going concern; and

(x)        all books, records, files and materials in the care, custody or control of the Companies and the Shareholders which relate to any and all of the Purchased Assets, to the operations of the Business, and to Transferring Employees regardless of form or medium of storage, including, without limitation, customer and prospective customer files, payment and credit and collection records, financial and accounting records, invoices, packing lists and shipping documents and supplier and prospective supplier files, maintenance records, sales and advertising material, documentation, manuals, purchase orders and accounting and financial records.

(b)       Notwithstanding anything else contained in this Agreement or in any Transaction Document, the following assets shall not be included in the Purchased Assets to be sold or acquired pursuant to this Agreement (collectively, the “Excluded Assets”):

(i)         all cash, cash equivalents and marketable securities other than the Retained Cash;

(ii)        all claims for refunds of Taxes and other governmental charges of whatever nature;

(iii)       the Companies’ minute books and stock books;

(iv)       the Contracts listed on Schedule 1.1(b)(iv) (the “Excluded Contracts”);

(v)        the limited liability company ownership interest in TPS;

(vi)       the Company Employee Plans;

(vii)      all rights and benefits of the Companies and the Shareholders under this Agreement and the Transaction Documents; and

(viii)     all other property and assets designated as “Excluded Assets” on Schedule 1.1(b)(viii).

The Purchased Assets shall not include any of the Companies’ assets which would otherwise constitute a part of the Purchased Assets, the assignment or attempted assignment of which would be invalid or would constitute a breach of any agreement or commitment to which the Companies are a party or by which the Companies may be bound; provided, however, that any such Purchased Asset referred to in this sentence shall be held and/or received by the Companies for the benefit of the Buyer so that the Buyer will be in substantially the same position as if such Purchased Asset had been transferred to the Buyer at the Closing.  The sale, conveyance, transfer, assignment and delivery of the Purchased Assets by the Companies to the Buyer hereunder shall be effected by such assignments, transfers of title, deeds, bills of sale and other instruments as shall be reasonably requested by the Buyer

1.2           Assumption of Liabilities.

(a)       On the terms and subject to the conditions set forth herein, at the Closing, the Buyer shall assume, become liable for and agree to pay, discharge and perform, as the case may be, only the following Liabilities of the Companies (collectively, the “Assumed Liabilities”):

(i)         Liabilities reflected on the Final Closing Statement other than any Liability for Taxes or accrued bonuses set forth thereon;

(ii)        Liabilities of the Companies arising out of or in connection with facts or events that occur at or after Closing under the Contracts, but excluding the Excluded Contracts;

(iii)       Accrued and unused vacation for any Transferring Employee;

(b)       Notwithstanding anything else contained in this Agreement or in any Transaction Document, other than the Assumed Liabilities, the Buyer shall not assume any Liabilities of the Companies or the Shareholders, including, without limitation, those (collectively, the “Excluded Liabilities”):

(i)         arising or accruing under any Excluded Contract;

(ii)        under any Contract occurring prior to Closing, by reason of or for any default, breach or penalty, whether known or unknown;

(iii)      for Taxes of the Companies or the Shareholders, or for Taxes of any and all types (including, without limitation, whether due to the Companies’ existence, its form of ownership, the Tax treatment elected by the Shareholders) as a result of the operations of the Business or the ownership of the Purchased Assets prior to Closing, or otherwise;

(iv)      with respect to events occurring prior to Closing arising out of or in connection with non-compliance with Laws;

(v)        Transaction Expenses and Accrued Shareholder Liabilities;

(vi)       with respect to severance and change of control Liabilities as set forth in Section 10.11(a), and Liabilities associated with the Companies’ obligation, if any, to continue medical and life insurance benefits for former employees of the Companies (other than Transferring Employees);

(vii)      Liabilities associated with any Excluded Employee;

(viii)    with respect to pre-Closing periods, Liabilities arising out of or in connection with investigations or audits by licensors or other business partners of the Business;

(ix)       for accrued but unpaid dividends due shareholders of the Companies;

(x)        with respect to events occurring prior to Closing arising out of or in connection with workers’ compensation claims;

(xi)       Liabilities associated with any Company Employee Plans;

(xii)      arising out of or in connection with any Action to the extent it relates to facts or events occurring prior to Closing;

(xiii)    long-term debt Liabilities, including, without limitation, any such Liabilities arising under any credit agreement between the Companies and another Person, including any letter of credit facility, and any indebtedness owed to any Shareholder;

(xiv)     with respect to so-called “owner expenses,” consisting of personal expenses of the Shareholders and members of their respective families paid for by the Companies, including, lease expenses for automobiles, salary, benefits and other compensation payable to the Excluded Employee, personal tax preparation costs, charitable donations, and estate planning fees;

(xv)     Liabilities of the Companies associated with the making, servicing or facilitating of RALs or the provision of underwriting advisory services for RALs; and

(xvi)     fees and expenses of the Companies and the Shareholders arising out of or in connection with the Transactions.

All of the Excluded Liabilities shall be paid, performed or otherwise discharged by the Companies as and when due; provided, however, that the foregoing shall not restrict the Companies from contesting, in good faith, any third-party Liability.

2.                    CLOSING

2.1           Payment of Closing Purchase Price.  At the Closing, as the aggregate purchase price for the Purchased Assets the Buyer shall (i) pay to the Companies an aggregate amount equal to twenty-five million seven dollars and 40/100 ($25,000,007.40) in cash by wire transfer of immediately available funds (the “Closing Cash Purchase Price”) and (ii) cause five hundred eighty one thousand two hundred sixty (581,260) shares of Parent Common Stock payable to the Companies pro rata in accordance with their Company Pro Rata Share to be issued, and the Companies hereby direct such shares of Parent Common Stock to be issued to the Shareholders as set forth on, and in accordance with Schedule 2.1 (the “Closing Stock Purchase Price” and together with the Closing Cash Purchase Price, the “Closing Purchase Price”).  The Closing Purchase Price shall be subject to adjustment as provided in Section 3 and, as so adjusted, is referred to herein as the “Purchase Price.”  The delivery of the Closing Cash Purchase Price shall be made to the Companies pro rata in accordance with their Company Pro Rata Share; provided, that at the Closing, (a) Transaction Expenses and Shareholder Representative Expense Fund shall all be deducted from the Closing Cash Purchase Price as provided herein, and (b) an amount equal to five million dollars ($5,000,000) (including any interest and other amounts earned thereon, the “Escrowed Funds”), shall be deducted from the Closing Cash Purchase Price otherwise payable to the Companies and shall be placed in escrow with U.S. Bank National Association, a national banking association (the “Escrow Agent”), to be held in an account designated by the Companies pursuant to an escrow agreement in substantially the form of Exhibit A hereto (the “Escrow Agreement”).  The Escrowed Funds shall be held in escrow to secure the indemnification obligations of the Companies and the Shareholders under Section 11.2 hereof, pursuant to the terms of the Escrow Agreement.

2.2           Time and Place.  The closing of the Transactions (the “Closing”) shall be held at the offices of Katten Muchin Rosenman LLP, 2900 K Street, NW, North Tower – Suite 200, Washington DC  20007, at 10:00 a.m. prevailing Eastern time on the second (2nd) Business Day following the satisfaction and/or waiver of all the conditions set forth in Section 8 and Section 9 (other than those conditions that by their nature are to be satisfied at the Closing), or at such other date, time or place as the Buyer and the Companies may agree.  The date on which the Closing is actually held hereunder is sometimes referred to herein as the “Closing Date.”

2.3           Transactions at Closing.  At the Closing, in addition to any other instruments or documents referred to herein:

(a)       The Buyer shall deliver the Closing Cash Purchase Price as follows:

(i)         the Escrowed Funds to the Escrow Agent;

(ii)        [reserved];

(iii)       on behalf of the Companies, the amount payable to each Person who is owed a portion of the Transaction Expenses, as specified in the Transaction Expenses Payoff Instructions;

(iv)       the Shareholder Representative Expense Fund to the Shareholder Representative;

(v)       the remainder of the Closing Cash Purchase Price (after payment of the foregoing items in Sections 2.3(a)(i) through (iv)) to the  Companies by wire transfer to the accounts designated by the Companies (in such ratios as requested by the Companies in writing) at least two Business Days prior to the Closing.

(b)       Parent shall issue, at the direction of the Companies, as set forth in Section 2.1 hereof, to the Shareholders, the Closing Stock Purchase Price as set forth on, and in accordance with, Schedule 2.1.

(c)      The Companies and the Shareholders, as applicable shall execute and deliver to the Buyer or its assigns (a) a bill of sale, which shall be substantially in the form of Exhibit B (the “Bill of Sale”), (b) an assignment of service marks, which shall be substantially in the form of Exhibit C (the “Assignment of Marks”), (c) an assignment of domain names, which shall be in a form mutually agreed upon by the parties (the “Assignment of Domain Names”), (d) an assignment and assumption agreement, which shall be substantially in the form of Exhibit D (the “Assignment and Assumption Agreement”), and (e) such other endorsements, assignments and other good and sufficient instruments of sale, transfer and conveyance, in form and substance reasonably satisfactory to the Buyer and the Companies, as shall be effective to vest in the Buyer or its assigns all of such Companies or Shareholders’, as the case may be, right and title to, and interest in, the Purchased Assets in conformity with the representations and warranties of the Companies herein. Subject to the terms and conditions hereof, at the Closing, the Purchased Assets shall be transferred or otherwise conveyed to the Buyer free and clear of all liabilities, obligations and Encumbrances of any nature whatsoever other than Assumed Liabilities.

(d)      Each of the parties hereto shall execute and deliver each of the agreements required to be signed by such party pursuant to Sections 8 and 9 hereof.

3.                   ADJUSTMENT TO CLOSING PURCHASE PRICE

3.1           Adjustments to Purchase Price.

(a)       The Closing Cash Purchase Price shall be increased or decreased, as applicable, to the extent the Net Tangible Equity as of the Closing Date is greater than or less than $1,000,000 (such increase or decrease, the “Net Tangible Equity Adjustment”), all as more fully set forth below in this Section 3.

(b)       The parties acknowledge and agree that the Closing Stock Purchase Price was determined as of the Effective Date by dividing $25,000,000 by the Meta Average Closing Price.  If, between the Effective Date and the Closing, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Meta Average Closing Price, the Closing Stock Purchase Price and any other number in this Agreement based on the number of shares of Parent Common Stock outstanding or the Meta Average Closing Price shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(c)       The Closing Cash Purchase Price shall be increased by an amount equal to the Occupational License Fee on Net Profits, imposed by the City of Louisville, Kentucky and Jefferson County, Kentucky, with respect to the transfer and sale of the Purchased Assets pursuant to this Agreement, such amount not to exceed $1,125,000 in the aggregate (such amount, the “License Fee”) as more fully set forth in this Section 3.

(d)       Notwithstanding anything herein to the contrary, in the event the Companies owe any Kentucky sales and use Tax imposed by the Kentucky Revised Statutes, with respect to the transfer and sale of the Purchased Assets pursuant to this Agreement, upon written notice to the Buyer by the Companies, the Buyer shall indemnify the Companies for such Taxes in an amount not to exceed $100,000 in the aggregate, and the amount of such indemnification shall be considered an increase to the Closing Cash Purchase Price in the same amount; provided, however, the Companies shall repay the amount paid by the Buyer hereunder if and to the extent the Companies receive a refund of such Taxes.

3.2           Closing Estimates; Pre-Closing Deliveries.

(a)       At least five Business Days prior to the anticipated Closing Date, Ft. Knox shall prepare, or cause to be prepared, and deliver to Buyer a written statement (the “Preliminary Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Companies, including all notes thereto, dated as of the Closing Date and containing the same categories of assets and liabilities as the May 31, 2015 Balance Sheet (the “Preliminary Closing Date Balance Sheet”), (ii) a good-faith estimate of Net Tangible Equity determined as of the Closing Date (the “Estimated Net Tangible Equity”), (iii) a good faith estimate of the License Fee and (iv) on the basis of the foregoing, a calculation of the Closing Cash Purchase Price.  The Preliminary Closing Date Balance Sheet shall be prepared, and the Estimated Net Tangible Equity shall be calculated, in accordance with GAAP on a basis consistent with the May 31, 2015 Balance Sheet.  All calculations of Estimated Net Tangible Equity and the License Fee shall be accompanied by a certificate of the Companies certifying that such estimates have been calculated in good faith in accordance with this Agreement.  Ft. Knox shall provide Buyer and its Representatives with access to the books and records of the Companies and to any other documents or information relating to the preparation of the Preliminary Closing Statement or calculation of amounts reflected thereon reasonably requested by Buyer or its Representatives, and to the Companies’ employees responsible for and knowledgeable about the information used therein, and the preparation or calculation thereof.  Without limiting any of Buyer’s other rights or remedies, Buyer may object that any of the foregoing has not been calculated in good faith or in a manner consistent with the terms hereof by delivering to Ft. Knox a written notice of its disagreement at least two Business Days prior to the anticipated Closing Date (the “Buyer’s Notice of Disagreement”), specifying in reasonable detail the nature of its objections to Ft. Knox’s estimates.  Ft. Knox and Buyer in good faith shall seek to resolve in writing any objections set forth in Buyer’s Notice of Disagreement prior to the Closing, and the Shareholders shall make such revisions to the disputed items as may be mutually agreed between Ft. Knox and Buyer; provided, that if and to the extent that Buyer and Ft. Knox have not resolved all such differences by the close of business on the Business Day prior to the anticipated Closing Date, the Closing will proceed and Buyer’s figures will control for Closing purposes.  For the avoidance of doubt, any failure of Buyer to raise any objection or dispute in Buyer’s Notice of Disagreement shall not in any way prejudice Buyer’s right to raise any matter in the Final Closing Statement.

(b)       At least two Business Days prior to the Closing, with respect to any Transaction Expenses which will not have been paid in full prior to the Closing, Ft. Knox shall submit to Buyer documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof and copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Companies through the Closing and estimated to be rendered following the Closing (the “Transaction Expenses Payoff Instructions”).

3.3           Final Closing Statement; Disputes.

(a)       Within 90 days after the Closing Date, the Buyer shall cause to be prepared and delivered to Ft. Knox a written statement (the “Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of Ft. Knox and its Subsidiaries, including all notes thereto, dated as of the Closing Date (the “Closing Date Balance Sheet”), (ii) a calculation of the actual Net Tangible Equity determined as of the Closing (the “Closing Date Net Tangible Equity”) and (iii) a calculation of the License Fee.  Closing Date Net Tangible Equity shall be calculated in accordance with GAAP on a basis consistent with the May 31, 2015 Balance Sheet.

(b)       When the Buyer delivers the Closing Date Balance Sheet, the Buyer shall also deliver Ft. Knox a certificate containing the Buyer’s calculations based on the Closing Date Balance Sheet of the Closing Date Net Tangible Equity and the resulting Net Tangible Equity Adjustment (if any), and the License Fee, along with a reasonably detailed explanation of the Buyer’s calculations.

(c)       Within fifteen (15) days after receipt of the Closing Date Balance Sheet and the accompanying certificate, Ft. Knox shall notify the Buyer of Ft. Knox’s agreement or disagreement, as the case may be, with all or any portion of the Buyer’s calculation of any Net Tangible Equity Adjustment or the License Fee.  If no such written notice is timely furnished by Ft. Knox, Ft. Knox shall be deemed to have accepted in total the Buyer’s calculations of the Net Tangible Equity Adjustment and the License Fee.  If, however, Ft. Knox notifies the Buyer that Ft. Knox disputes any aspect of the Buyer’s calculations, then Ft. Knox shall have the right to direct its Representatives, at Ft. Knox’s expense, to review the Buyer’s calculations.  Ft. Knox’s Representatives shall complete their review within fifteen (15) days after the date Ft. Knox disputes the Buyer’s calculations.  If Ft. Knox and its Representatives, after such review, still disagree with all or any portion of the Buyer’s calculations and Ft. Knox so notifies the Buyer thereof in writing, and the Buyer does not accept Ft. Knox’s proposed alternative calculations as to the portion of the Buyer’s calculation in dispute, within ten (10) days after receipt of such written notice from Ft. Knox, then Ft. Knox and the Buyer shall select a third nationally recognized independent accounting firm (the “Independent Accounting Firm”) to resolve the remaining disputed items (the “Remaining Disputed Items”), within thirty (30) days after the date of the Buyer’s rejection of Ft. Knox’s calculations of the Remaining Disputed Items, by conducting its own review of the Closing Date Balance Sheet in accordance with the terms hereof and thereafter selecting either Ft. Knox’s calculations of the Remaining Disputed Items or the Buyer’s calculations of the Remaining Disputed Items or an amount in between the two.  Each of the Buyer and Ft. Knox agree that they shall cooperate with the Independent Accounting Firm and furnish such firm with any requested additional information (with copies thereof to be furnished to the other side) and shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm.  The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by the Buyer and one-half by Ft. Knox; provided, that if the difference between the actual Net Tangible Equity Adjustment and the License Fee (as determined in accordance with Section 3.4) and the Net Tangible Equity Adjustment and the License Fee that would have resulted from the use of the proposed calculations of either the Buyer or Ft. Knox, as the case may be (the “Erroneous Party”), is more than twice as great as the difference between such actual Net Tangible Equity Adjustment and the License Fee and the Net Tangible Equity Adjustment and the License Fee that would have resulted from the use of the other party’s proposed calculations, the Erroneous Party shall pay all of the fees and expenses of the Independent Accounting Firm.

3.4           Actual Adjustments; Payments.  Upon the determination pursuant to Section 3.3 of the Closing Date Net Tangible Equity, the Net Tangible Equity Adjustment and the License Fee, the Closing Purchase Price shall be adjusted as follows:  (a)(i) if the Closing Date Net Tangible Equity is less than $1,000,000 the Closing Cash Purchase Price shall be reduced by an amount equal to such deficiency, or (ii) the Closing Date Net Tangible Equity is greater than $1,000,000, the Closing Cash Purchase Price shall be increased by an amount equal to such excess and (b)(i) if the License Fee is greater than the estimate included in the Preliminary Closing Statement, then the Closing Cash Purchase Price shall be increased by the amount of such excess, or (ii) if the License Fee is less than the estimate included in the Preliminary Closing Statement, then the Closing Cash Purchase Price shall be reduced by an amount equal to such deficiency.  If the total adjustment to the Closing Purchase Price pursuant to this Section 3.4  results in an increase to the Closing Purchase Price, the Buyer shall pay the Companies the amount of such difference in cash.  If, however, the adjustment results in a decrease to the Closing Purchase Price, the Companies shall pay the Buyer the amount of such difference in cash from the Shareholder Representative Expense Fund.  Any such payment shall be made within ten (10) days after the determination of the adjustment pursuant to this Section 3.4.

3.5                 Shareholder Representative Expense Fund.

(a)       On the Closing Date, Buyer shall pay, by wire transfer of immediately available funds, to the Shareholder Representative cash in the amount of five hundred thousand dollars ($500,000) (the “Shareholder Representative Expense Fund”) to cover reasonable documented out-of-pocket fees and expenses that may be incurred by the Shareholder Representative following the Closing (collectively “Charges”), and to pay such other obligations of the Shareholder Representative hereunder.  Other than the Shareholder Representative Expense Fund, in no event shall Parent, Buyer or their Affiliates be responsible for payment of any expenses of the Shareholder Representative.  If the amount deposited into the Shareholder Representative Expense Fund in respect of the Shareholder Representative is subject to tax withholding, then notwithstanding anything herein to the contrary, the amount otherwise payable to the Shareholder Representative at the Closing shall be reduced and such amount shall be deposited in the Shareholder Representative Expense Fund in respect of such Shareholder so that the Shareholder Representative Expense Fund equals the amount that would have be so deposited absent such withholding.

(b)       The Shareholder Representative shall have the right to recover from, in its sole discretion, the Shareholder Representative Expense Fund, prior to any distribution to the Shareholders, the Charges incurred by the Shareholder Representative.  If the Shareholder Representative Expense Fund is insufficient to cover the Charges or other obligations incurred by the Shareholder Representative, the Shareholder Representative shall have the right to recover such shortfall (i) first, from the Escrowed Funds and any amounts that are otherwise distributable to the Companies (but only to the extent such amounts become distributable to the Companies, at such times and subject to such contingencies as set forth in this Agreement), and (ii) second, directly from the Shareholders pro rata based on each Shareholder’s Pro Rata Share. The Shareholder Representative shall not be obligated to incur charges not covered by the Shareholder Representative Expense Fund.  Upon final resolution of all liabilities and obligations of the Shareholders under this Agreement and full reimbursement of all Charges of the Shareholder Representative as provided herein, in each case, as determined in the Shareholder Representative’s sole discretion, the Shareholder Representative shall distribute any remaining portion of the Shareholder Representative Expense Fund to the Shareholders pro rata in accordance with each Shareholder’s Pro Rata Share.

3.6           Buyer shall be entitled to deduct and withhold from the consideration or other amounts otherwise payable pursuant to this Agreement to the Companies such amounts as it is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign law.  To the extent that amounts are so withheld by Buyer, such withheld amounts shall be (a) paid to the appropriate Tax authority and (b) treated for all purposes of this Agreement as having been paid to the appropriate recipient in respect of which such deduction and withholding was made by Buyer.

3.7                Allocation of Purchase Price.The Purchase Price (and all other capitalized costs or other items of consideration for Tax purposes, including any adjustments thereto) shall be allocated among the Purchased Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate). The parties agree that Schedule 3.7 sets forth a reasonable example of such allocation.  Within 30 days after the determination of the final Closing Purchase Price pursuant to Section 3.4, the Buyer shall prepare an allocation of the Purchase Price substantially consistent with Schedule 3.7 (the “Purchase Price Allocation”), which allocation shall be binding upon the Buyer, the Companies and the Shareholders.  The Buyer, the Companies, the Shareholders and their Affiliates shall report, act and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Purchase Price Allocation.  The Buyer, the Companies and the Shareholders shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as may be necessary to prepare such allocation.  None of the Buyer, the Companies and the Shareholders shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Purchase Price Allocation. If the Companies recognize net ordinary income on the sale of any of the Purchased Assets other than goodwill and going concern value pursuant to this Agreement in accordance with the final Purchase Price Allocation as determined pursuant to this Section 3.7 (such assets, the “Ordinary Income Assets”) in excess of the “Ceiling Amount,” as defined below, then the Purchase Price shall be increased by an amount equal to the product of (a) such excess times (b) 19.6%.  The “Ceiling Amount” shall be the amount of ordinary income that the Companies would recognize if total consideration of $1,000,000 were allocated to the Ordinary Income Assets.

4.                    REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SHAREHOLDERS

The Companies and the Shareholders hereby jointly and severally represent and warrant to the Buyer and Parent, as of the date hereof and as of the Closing Date, as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement or as are set forth in the attached disclosure schedules of the Companies, as may be amended or supplemented pursuant to Section 10.7.  Notwithstanding any other provision of this Agreement or the disclosure schedules of the Companies, each exception set forth in the applicable disclosure schedule of the Companies will be deemed to only qualify and limit each representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in such disclosure schedule of the Companies as being qualified or limited by such exception.

4.1           Organization.  Ft. Knox is a corporation duly organized, validly existing and in corporate good standing under the laws of Kentucky.   TPS is a limited liability company  duly organized, validly existing and in good standing under the laws of Delaware.  Each Company has the requisite power and authority and all necessary government approvals (including, but not limited to, any required licenses, permits and registrations) to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted.  Except as set forth on Schedule 4.1, each Company is duly qualified or licensed as a foreign corporation or limited liability company, as applicable, to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.  Except for TPS in the case of Ft. Knox, no Company has any Subsidiaries, or directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person.

4.2           Charters and Bylaws.  The Companies have delivered to the Buyer a true and correct copy of each Company’s charter documents and bylaws or equivalent organizational documents, each as amended to date.  No Company is in violation of any of the provisions of its respective charter documents or bylaws or equivalent organizational documents.

4.3           Capitalization.

(a)       The authorized capital stock of Ft. Knox consists of 1,000 shares of common stock, $1.00 par value per share, all of which shares of common stock are issued and outstanding on the date hereof and are beneficially owned and held of record by the Shareholders as set forth on Schedule 4.3(a), free and clear of any Encumbrance.  Ft. Knox is the sole member of TPS, and holds all of the issued and outstanding membership interests of TPS, free and clear of any Encumbrance.

(b)       All of the outstanding shares of capital stock or membership interests, as applicable, of each Company (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) were issued in compliance with all applicable Laws (as in effect on the date of issuance) concerning the issuance of securities, and (iv) were not issued in violation of, or subject to, any preemptive, subscription or other similar rights of any Person.

(c)       Except as set forth on Schedule 4.3(c), (i) there are no outstanding obligations of any Company to issue, sell, offer for sale, repurchase, redeem or otherwise acquire any (A) securities of such Company or rights convertible into, or exercisable or exchangeable for, any such securities, or (B) securities of or interests in such Company or rights convertible into, or exercisable or exchangeable for, any such securities; (ii) there is no voting trust, proxy, stockholder or other agreements or understandings to which any of the Shareholders or any Company is a party or is bound with respect to the voting or transfer of the capital stock or other voting securities of any Company; and (iii) there are no other subscriptions, options, calls, warrants or other rights (including registration rights, whether demand or piggyback registration rights), agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company or to which any Company is a party.  The consummation of the Transactions will not trigger the anti-dilution provisions or other price adjustment mechanisms of any outstanding subscriptions, options, calls, warrants, commitments, Contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements or arrangements of any character or nature whatsoever under which any Company is or may be obligated to issue or acquire its shares of capital stock or any other equity or ownership interests.

4.4           Authority.  Each Company and Shareholder has all requisite power and full legal right to enter into the Transaction Documents to which each is a party, to perform all of such Company’s agreements and obligations thereunder, in accordance with their respective terms, and to sell to the Buyer all of the Purchased Assets.  Each of the Transaction Documents has been duly authorized by all requisite trust or other action of each Company and Shareholder, has been duly and validly executed and delivered by each Company and Shareholder party thereto and, assuming the due authorization, execution and delivery by the Buyer, constitutes the legal, valid and binding obligation of such Company and Shareholder enforceable against such Company and Shareholder in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity.

4.5           No Conflicts; Required Filings and Consents.

(a)       Except as set forth in Schedule 4.5(a), the execution and delivery of the Transaction Documents by each Company and Shareholder party thereto does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any right or obligation or loss of any benefit or creation of any Encumbrance on any Purchased Asset, under (i) any provision of any Company’s charter documents and bylaws or equivalent organizational documents, each as amended to date, (ii) any agreement or instrument to which any Company or Shareholder is a party or to which any of the Purchased Assets are bound, (iii) any permit, judgment, order or decree applicable to any Company or Shareholder, or any of the Purchased Assets, or (iv) any Law applicable to any Company or Shareholder or any of the Purchased Assets.

(b)       Except as set forth on Schedule 4.5(b), no consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by the Companies or the Shareholders of the Transaction Documents to which they are party or for the consummation by the Companies or the Shareholders of the Transactions.

4.6           Financial Statements.  Schedule 4.6 includes a true, correct and complete copy of the (a) unaudited consolidated financial statements (a balance sheet (the “2014 Balance Sheet”) and the related income statement) of the Companies for the fiscal year ended December 31, 2014, and (b) the unaudited May 31, 2015 Balance Sheet and income statement of the Companies for the period ending May 31, 2015 (collectively, including the related notes and schedules, where applicable, the “Financial Statements”).  The audited Financial Statements have been prepared in accordance with GAAP (except as set forth on Schedule 4.6) applied on a consistent basis throughout the periods indicated and with each other.  The Financial Statements are true, correct and complete in all material respects, and fairly present and describe the consolidated financial condition and operating results of the Companies as of the dates, and for the periods, indicated therein, subject to normal recurring year-end audit adjustments.

4.7           Absence of Undisclosed Liabilities.  No Company has any obligations or liabilities (matured or unmatured, fixed or contingent) of a nature required to be disclosed on a balance sheet or the footnotes thereto in accordance with GAAP, other than (a) those reflected or reserved against in the May 31, 2015 Balance Sheet, (b) those incurred in the ordinary course of business since May 31, 2015 which shall be required to be disclosed on the Closing Date Balance Sheet in accordance with GAAP to the extent not discharged as of the Closing Date, or (c) those incurred in connection with the execution and delivery of this Agreement.

4.8           Absence of Certain Changes.  Except as set forth on Schedule 4.8, since December 31, 2014, each Company has carried on the Business only in the ordinary course, and, without limiting the generality of the foregoing, there has not been:  (a) any change in the assets, liabilities, sales, income or business of any Company in its relationships with customers or lessors, other than changes which were both in the ordinary course of business and have not been, either in any case or in the aggregate, materially adverse; (b) any acquisition or disposition by any Company of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of any Company; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Shares; (e) any issuance of any shares of the capital stock or other equity interest of any Company or any direct or indirect redemption, purchase or other acquisition of any shares or other equity interest of such Company’s capital stock or equity; (f) any increase in the compensation, pension or other benefits payable or to become payable by any Company to any of its officers or employees, or any bonus payments or arrangements made by any Company to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which the Buyer has been supplied complete and correct copies); (g) any forgiveness or cancellation of any debt or claim by any Company or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (h) any entry by any Company into any transaction other than in the ordinary course of business; (i) any incurrence by any Company of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (j) any Encumbrance on any of the assets, tangible or intangible, of any Company; (k) any discharge or satisfaction by any Company of any Encumbrance, or payment by any Company of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the 2014 Balance Sheet, and (B) current liabilities incurred since December 31, 2014 in the ordinary course of business; (l) made, revoked or modified any material Tax election, changed any Tax accounting method, settled or compromised any Tax liability, filed any Tax Return other than on a basis consistent with past practice, file any amended Tax Return or claim for a Tax refund, consented to or otherwise extended the statute of limitations with respect to any Tax, or entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other agreement with any Taxing Authority; (m) made any change in any method of accounting or accounting practice or policy, except as required by GAAP, or (n) there has not been any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

4.9           Litigation.  Except as set forth on Schedule 4.9, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Companies’ Knowledge, threatened, against any Company, or any of such Company’s properties or officers, directors or employees (in their capacities as such), nor is there any basis therefor known to the Companies that is reasonably likely to result in such action, suit, proceeding, claim, arbitration or investigation.  There is no judgment, decree or order against any Company or, to the Companies’ Knowledge, any of such Company’s directors, officers or employees (in their capacities as such), that could prevent, enjoin, or materially alter or delay the Transactions, or that could reasonably be expected to have a Company Material Adverse Effect.

4.10        Restrictions on Business Activities.  Except as set forth on Schedule 4.10(a), there is no agreement, judgment, injunction, order or decree binding upon any Company which has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of any Company, any acquisition of property by any Company, or the overall conduct of the Business as currently conducted or as proposed to be conducted thereby, such that the result thereof could have a Company Material Adverse Effect.  Except as set forth on Schedule 4.10(b), no Company has entered into any agreement under which such Company is restricted from selling, licensing or otherwise distributing any of its products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

4.11        Compliance with Law; Company Authorizations.

(a)       Except as set forth on Schedule 4.11(a), each Company is and has always been in compliance in all material respects with all Laws applicable to the Businesses, operations, properties or assets, including, without limitation, Laws relating to anti-money laundering, economic sanctions and terrorist financing, the monitoring and reporting of suspicious activity, the protection of non-public customer information, identity theft and consumer protection.  No Company or any of its officers has received any notice, order, complaint or other communication from any Governmental Authority or any other Person that such Company is not in compliance in any material respect with any Law applicable to the Business, operations or assets

(b)       Each Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for such Company to own, lease and operate its properties or to carry on the Business as it is now being conducted or currently planned to be conducted (collectively, the “Company Authorizations”), a list of which has been set forth by the Companies on Schedule 4.11(b), and no suspension or cancellation of any Company Authorization is pending or, to the Companies’ Knowledge, threatened.  No Company is in conflict with, or in default or violation of in any material respect, (i) any Laws applicable to such Company or by which any of its property or assets is bound or affected, (ii) any Company Authorization, or (iii) any Material Contract to which such Company is a party or by which such Company or any of its property or assets is bound or affected.  No Company Authorization is held in the name of any employee, officer, director, member, stockholder, agent or otherwise on behalf of any Company.

(c)       As of the date hereof, there is no material unresolved violation, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of any Company.  No Company has been notified in writing by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any regulatory enforcement action, audit, evaluation, examination, agreement, commitment letter, board resolutions or similar undertaking to which such Company is or would be subject.

(d)       Except as described on Schedule 4.11(d), no Company has engaged in the business of making, servicing, or facilitating loans, or providing underwriting advisory services for loans, less than or equal to and secured by the amount of a taxpayer’s anticipated federal and/or state income tax refund less applicable fees (commonly referred to as “refund anticipation loans” or “RALs”).

4.12      Title to Purchased Assets; Sufficiency of Assets.  Except as set forth on Schedule 4.12(a), each Company has good and marketable title to (and sufficient rights to use) all of the Purchased Assets, or with respect to leased properties and assets, valid leasehold interests in, free and clear of all Encumbrances of any kind or character, except (i) liens for current Taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which is reflected on the May 31, 2015 Balance Sheet.  The Purchased Assets are adequate and suitable for the conduct of the Business.  All of the Purchased Assets used in the operations of the Companies are reflected in the May 31, 2015 Balance Sheet to the extent GAAP requires the same to be reflected.  Schedule 4.12(b) sets forth a true, correct and complete list of all real property owned or leased by each Company, the name of the lessor, the date of the lease and each amendment thereto, and the aggregate annual rental and other fees payable under such lease.  All such leases are valid and effective in accordance with their respective terms, and there is not under any such leases any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by any Company, or, to the Companies’ Knowledge, any other party thereto.

4.13        Intellectual Property.

(a)       Each Company owns, or is licensed under, all Intellectual Property that is used or proposed to be used in the business of such Company as currently conducted or as proposed to be conducted.

(b)      Schedule 4.13(b) lists (i) all of each Company’s patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all licenses, sublicenses and other agreements to which each Company is a party and pursuant to which any third party is authorized by such Company to use any Intellectual Property of such Company, and (iii) all licenses, sublicenses and other agreements to which each Company is a party and pursuant to which each Company is authorized to use any third party patents, trademarks, copyrights, including software, trade secrets, processes, know-how, maskworks or other Intellectual Property rights or Confidential Information (other than “off the shelf” software) which are incorporated in, are or form a part of any product or service of the Companies and that is material to the Business (“Third Party Intellectual Property Rights”).  To the knowledge of the  Companies, the Intellectual Property listed in Schedule 4.13(b) constitutes all Intellectual Property necessary in all material respects to conduct the Business as currently conducted and as proposed to be conducted.  No Company is in violation of any license, sublicense or agreement described in Schedule 4.13(b).  Except as set forth in Schedule 4.13(b), the Companies are the sole and exclusive owners or licensees of, with all right, title and interest in and to (free and clear of any Encumbrances), the Intellectual Property of the Companies, and have sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which Intellectual Property is being used.

(c)       To the Companies’ Knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of any Company, any trade secret material to any Company or any Intellectual Property right of any third party to the extent licensed by or through any Company, including by any employee or former employee of any Company.

(d)       No Company is, and no Company will be as a result of their execution and delivery of this Agreement or the performance of the their respective obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property of such Company or Third Party Intellectual Property Rights.

(e)      All issued patents, registered trademarks, registered service marks and registered copyrights held by the Companies are valid and existing and there is no assertion or claim challenging the validity of any Intellectual Property of any Company, or, to the Companies’ Knowledge, any basis therefor.  No Company has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party, and there are no pending or, to the Companies’ Knowledge, threatened, claims of infringement with respect to the Companies’ or any of its Subsidiaries’ use of any such Intellectual Property.  Neither the conduct of the Business as currently conducted or contemplated, or the use of the Intellectual Property in connection therewith, nor the manufacture, sale, licensing or use of any of the Companies’ products or services as now offered, sold or licensed or used, nor the use in any way of the Intellectual Property in the use, sale or licensing by the Companies of any products or services currently proposed, infringes on or conflicts with in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark, copyright or other Intellectual Property of any third party.  No third party is challenging the ownership by the Companies of, or the validity or effectiveness of, any of the Intellectual Property of the Companies.  No Company has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.  There are no pending, or, to the Companies’ Knowledge, threatened, interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefore of the Companies, except such as may have been commenced by the Companies.  There is no breach or violation by any Company, or, to the Companies’ Knowledge, threatened or actual loss of rights under, any license agreement to which any Company is a party.

(f)        The Companies have taken reasonable and appropriate steps to protect and preserve the confidentiality of all Intellectual Property of the Companies not otherwise protected by patents, patent applications or copyright (“Confidential Information”).  Except as set forth on Schedule 4.13(f), all use, disclosure or appropriation of Confidential Information owned by each Company by or to a third party has been pursuant to the terms of a written agreement between such Company and such third party, except that the Companies have granted non-exclusive rights to use certain Confidential Information to the parties to the oral transmitter agreements set forth in Schedule 4.19(a)(xxii).  All use, disclosure or appropriation of Confidential Information not owned by the Companies has been pursuant to the terms of a written agreement between the applicable Company and the owner of such Confidential Information, or is otherwise lawful.

4.14        Environmental Matters, Etc.

(a)       Each Company and is and has been in compliance with all applicable Environmental Laws in all material respects.  No Company has received any written notice from a Governmental Authority alleging that such Company has any liability under any Environmental Law or is not in material compliance with any Environmental Law.

(b)      No Company is actually or contingently liable for any Release of, threatened Release of or contamination by Hazardous Substances or otherwise under any Environmental Law.  There is no pending or, to the Companies’ Knowledge, threatened claim, action, suit, inquiry, determination, order, proceeding,  audit or investigation by any Governmental Authority with respect to any Company relating to Hazardous Substances or otherwise under any Environmental Law.

(c)       Each Company has provided to Parent all “Phase I,” “Phase II” or other environmental investigation reports in its possession or to which it has access (including from a Shareholder) addressing every location ever owned, operated or leased by such Company.

(d)       For purposes of this Agreement:

(i)         “Environmental Laws” means:  any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii)        “Hazardous Substances” means:  (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iii)       “Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

4.15        Taxes.

(a)       Filing of Tax Returns and Payment of Taxes.  Except as set forth on Schedule 4.15(a), each Company has timely filed all Tax Returns required to have been filed by it, all such Tax Returns have been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete.  All Taxes due and owing by each Company have been paid.  The unpaid Taxes of the Companies do not exceed the amounts which will be accurately reflected and reserved on the Closing Date Balance Sheet. The Companies have delivered to the Buyer true, correct and complete copies of all Tax Returns with respect to income Taxes filed by or with respect to it with respect to Taxable periods ended on or after December  31, 2011 (the “Delivered Tax Returns”), and have delivered or made available to the Buyer all relevant documents and information with respect thereto and with respect to any other Tax Returns of the Companies, including, without limitation, work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by any Company.

(b)       Deficiencies.  Except as set forth on Schedule 4.15(a), no deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxation Authority against any Company.

(c)       Liens.  There are no liens for Taxes (other than current Taxes not yet due and payable) on any of the Purchased Assets.

(d)       Extensions to Statute of Limitations for Assessment of Taxes.  No Company has consented to extend the time in which any Tax may be assessed or collected by any Taxation Authority other than such extensions with respect to which the statute of limitations, as extended, has closed.

(e)       Extensions of the Time for Filing Tax Returns.  No Company has requested or been granted an extension of the time for filing any Tax Return that has not yet been filed.

(f)       Pending Proceedings.  Except as set forth on Schedule 4.15(a), there is no action, suit, Taxation Authority proceeding, or audit with respect to any Tax now in progress, pending or, to the Knowledge of the Companies, threatened, against or with respect to any Company.  No Company is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority, and no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to any Company.

(g)      No Failures to File Tax Returns.  No claim has ever been made by a Taxation Authority in a jurisdiction where a Company does not pay Tax or file Tax Returns that such Company is or may be subject to Taxes assessed by such jurisdiction.  No Company has any liability for Taxes in a jurisdiction where it does not file a Return.

(h)       Elections.  All elections with respect to Taxes affecting any Company were made in or reflected in the positions reported in the Delivered Tax Returns.

(i)        Withholding Taxes.  Each Company has timely withheld and timely paid all Taxes which are required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor, creditor or other person, and complied with all information reporting and backup withholding provisions of applicable Law.

(j)        Parachute Payments, Etc.  No Company Employee Plan or any other agreement, program, policy or other arrangement by or to which either the Companies or any ERISA Affiliate, are bound or are otherwise liable, by its terms or in effect, could reasonably be expected to require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement or any subsequent termination of employment which payment could constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)       Section 83(b) Elections.  All persons who have purchased shares of any Company’s stock that at the time of such purchase were subject to a substantial risk of forfeiture under Section 83 of the Code have, to the Companies’ Knowledge, timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state and local Tax laws.

(l)        Section 341(f) Consent.  No Company has filed any consent agreement under Section 341(f) of the Code (as in effect prior to its repeal by the jobs and Growth Tax Relief Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to such repeal) apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code, prior to such repeal) owned by such Company.

(m)      Nonqualified Deferred Compensation Plans.  Each Company Employee Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been in a written form that complies with the requirements of Section 409A of the Code and final regulations and other guidance issued and outstanding thereunder, such that, it could not reasonably be expected that, in the event of an audit by the IRS of either any Company or any individual participating in such Company Employee Plan, the additional tax described in Section 409A(a)(1)(B) would be assessed against any such participant with respect to benefits due or accruing under such Company Employee Plan.

(n)       Each Company has consistently classified for state and federal Tax purposes each and every worker as either an employee or independent contractor in accordance with the criteria set forth in Revenue Ruling 87-41, 1987-1 C.B. 296, and no Company has been notified by any governmental authority that such governmental authority believes that such classification of any Person as an independent contractor may be incorrect.  Each person whom any Company has retained as an independent contractor qualifies or qualified as an independent contractor and not as an employee of such Company under the Code.

(o)       Each Company has complied with all applicable laws and regulations requiring the Companies to collect sales Taxes with respect to sales by such Company and has filed all Tax returns relating to such taxes in compliance in all material respects with applicable laws and has made all required remittances in respect of such Taxes.  Each Company has obtained and maintains all necessary resale, sales Tax exemption or similar certificates and all such certificates have been properly completed and signed by the customer or other person required to sign such certificate.

(p)       Each Company has made (or caused to be made on its behalf) all estimated Tax payments required to have been made to avoid any underpayment penalties.

(q)       No Company has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r)       There is no Contract, plan or arrangement, including this Agreement, by which any current or former employee of either Company would be entitled to receive any payment as a result of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 404 or 162(m) of the Code.

(s)       No Company has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(t)        No Company has participated in any confidential corporate tax shelter (within the meaning of Treasury Regulation §301.6111-2(a)(2)) or a potentially abusive tax shelter (within the meaning of Treasury Regulation §301.6112-1(b)).

4.16        Employee Benefit Plans.

(a)       Schedule 4.16(a) lists each Company Employee Plan.  For purposes of this Agreement, a “Company Employee Plan” means any of the following (whether written, unwritten or terminated) which the Companies have at any time sponsored or maintained, or to which the Companies have at any time made contributions, or with respect to which the Companies have had any other liability (contingent or otherwise) at any time:  (a) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (b) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (c) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement (or consulting agreement with a former employee).

(b)       The Companies have delivered complete copies to Buyer of (i) each written Company Employee Plan, as amended to the Closing, together with all required audited or unaudited financial statements, as applicable, and actuarial reports for the three (3) most recent plan years, if any; (ii) each funding vehicle with respect to each Company Employee Plan; (iii) the most recent and any other material determination letter, ruling or notice issued by any Governmental Authority with respect to each Company Employee Plan; (iv) the Form 5500 Annual Report (or evidence of any applicable exemption) for the three (3) most recent plan years to the extent such forms are required for any Company Employee Plan; (v) the most recent summary plan description and any summary of material modifications thereto which relates to any Company Employee Plan; and (vi) each other document, explanation or communication which describes any relevant aspect of any Company Employee Plan that is not disclosed in previously delivered materials.  A description of any unwritten Company Employee Plan, including a description of any material terms thereof, is set forth in Schedule 4.16(b).

(c)       Each Company Employee Plan (i) has been in compliance and currently complies in all material respects in form and in operation, with all applicable requirements of ERISA, the Code or any other applicable Law, and has been operated in accordance with its terms; (ii) has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (iii) that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Company Employee Plan is so qualified, and nothing has occurred since the date of such determination that would cause such determination letter to become unreliable.

(d)       Neither the Companies nor any Subsidiary of the Companies, and predecessor of any of them and any other Person who, together with the Companies or any Subsidiary of the Companies, is treated as a single employer for purposes of Code Sections 414(b), (c), (m) or (o) (an “ERISA Affiliate”) has at any time participated in or made contributions to or had any other liability with respect to, an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is (i) a “multiemployer plan” (as defined in Section 3(37) or 4001 of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(e)       There are no actions, suits, investigations or claims pending or, to the knowledge of the Companies, threatened with respect to any Company Employee Plan, or the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any liability, action, suit, investigation, or claim against any Company Employee Plan, any fiduciary or plan administrator or other person dealing with any Company Employee Plan or the assets thereof.

(f)        No Person has: (i) entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA and the Code, with respect to any Company Employee Plan; (ii) breached a fiduciary obligation with respect to any Company Employee Plan; or (iii) otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any Company Employee Plan.

(g)       With respect to each Company Employee Plan, each Company has complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any similar applicable state Law, (ii) the applicable requirements of the Health Insurance Portability Amendments Act and the regulations thereunder, and (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder or any similar applicable state Law.

(h)       No Company Employee Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with any of the Companies or any ERISA Affiliate, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under COBRA or applicable similar state law).

(i)        To the knowledge of the Companies, after due inquiry, no communication or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Company Employee Plan.

(j)        Except as set forth on Schedule 4.16(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Companies to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Companies to transfer or set aside any assets to fund any material benefits under any Company Employee Plan, (iv) otherwise give rise to any material liability under any Company Employee Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Employee Plan on or following the Closing Date.

(k)       There has been no amendment to, written interpretation or announcement (whether or not written) by any Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to that Company Employee Plan for the most recent fiscal year included in the Financial Statements.  No Company has announced its intention, or undertaken (whether or not legally bound) to adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan.  With respect to each Company Employee Plan for which a separate fund of assets is or is required to be maintained, the current value of the assets of each such Company Employee Plan, as of the end of the most recently ended plan year of such Company Employee Plan, equals or exceeded the current value of all benefits liabilities under such Company Employee Plan.

(l)        All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Company Employee Plan, and all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made to each Company Employee Plan or accrued in accordance with GAAP and past custom and practice of the Companies on the Financial Statements.

4.17        Certain Agreements Affected by the Transactions.  Except as set forth on Schedule 4.17, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any Company paying or becoming obligated to pay any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) or any Company obligation to pay or Company payment becoming due to any director or employee of any Company, (ii) materially increase any benefits otherwise payable by any Company, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

4.18        Employee Matters.

(a)      Each Company is in material compliance with all Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice.  There is no charge pending or, to the Companies’ Knowledge, threatened against any Company alleging unlawful discrimination in employment practices before any court or agency, and there is no charge of or proceeding with regard to any unfair labor practice against any Company pending before the National Labor Relations Board.  There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the Companies’ Knowledge threatened, against or involving any Company.  No one has petitioned within the last five (5) years, and no one is now petitioning, for union representation of any of the employees of any Company.  No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against any Company and no claim therefor has been asserted.  None of the employees of any Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by any Company.  No Company has experienced any work stoppage during the last five (5) years.

(b)       Schedule 4.18(b) sets forth a true and complete list and summary of (i) all officers and directors of each Company, and (ii) all employees of each Company, including each such employee’s job title, remuneration (including, but not limited to, wages, salary, commissions, normal bonus, profit sharing, deferred compensation or other compensation) and duration of employment.

4.19        Material Contracts.

(a)       Schedule 4.19(a) contains a list of all contracts and agreements to which any Company is a party and that are material to the Business taken as a whole (such contracts, agreements and arrangements as are required to be set forth in Schedule 4.19(a) being referred to herein collectively as the “Material Contracts”).  Material Contracts shall include, without limitation, the following and shall be categorized in Schedule 4.19(a) as follows, except that the insurance policies listed in Schedule 4.21, the Company Employee Plan documents and insurance policies listed Schedule 4.16(a), and licenses with respect to "off the shelf" software" (all of which are “Material Contracts”) are not broken down into the various subcategories set forth in subsections (i) through (xxiv) below:

(i)        any broker, distributor, dealer, franchise, sales, market research, marketing, advertising, agency, or representative contract;

(ii)        any continuing sales or purchase contract or group purchasing contract;

(iii)      any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, consistently applied;

(iv)      any contract for capital expenditures in excess of $50,000 in the aggregate, excluding capital expenditures for furniture, fixtures, equipment and supplies incurred or to be incurred with respect to the Companies’ move of its main office to its recently leased space pursuant to the Wessex Office Lease;

(v)       any contract which requires any Company to maintain the confidentiality of any proprietary information of any third party or any other material confidentiality, secrecy or non-disclosure contract; provided, however, that the Companies shall not be required to list or provide copies of contracts, terms of use and the like for “off the shelf” software, software, websites or databases that a Company is deemed to have accepted or agreed to by accessing or using such software, websites and databases;

(vi)      any non-competition, non-solicitation, assignment of inventions or similar agreement between any Company and any employee of, or consultant to, such Company;

(vii)     any contract pursuant to which any Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving the payment of more than $50,000 over the remaining life of the contract;

(viii)    any agreement or guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(ix)       guarantee of any obligation or any letter of credit, bond or other indemnity (excluding endorsements of instruments for collection in the ordinary course of the operation of the Business);

(x)        agreement for the sale or lease of any of its assets, excluding sales of its products in the ordinary course of the Business, or entered into other than in the ordinary course of the operation of the Business;

(xi)       agreement requiring the payment by any Company for the purchase or lease of any real estate, machinery, equipment or other capital assets;

(xii)      contract, agreement, legal commitment or proposal for the sale of products or the performance of services by any Company;

(xiii)     real property lease or sublease;

(xiv)     any contract or agreement with any Governmental Authority;

(xv)     license, development or other agreement relating to any of the Companies’ Intellectual Property or relating to technology, know-how or processes which any Company has licensed from or to any other Person, or authorized for use by any other Person, or been authorized by any other Person for use by any Company, other than “off the shelf” software;

(xvi)    contract or agreement pursuant to which any Company has agreed to indemnify or hold harmless any other Person or which imposes any non-competition or exclusive dealing obligations on any Company; provided, however, that the Companies shall not be required to list or provide copies of contracts, terms of use and the like for “off the shelf” software, software, websites or databases that a Company is deemed to have accepted or agreed to by accessing or using such software, websites and databases;

(xvii)   contract, agreement, legal commitment or proposal for the purchase of inventories, equipment, raw materials, supplies or services for which any Company has ongoing payment obligations in excess of $50,000;

(xviii)   (A) employment agreement, (B) consulting agreement, or (C) other agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale or other change in control of any Company;

(xix)     contract or other agreement with any current or former officer, director, employee or consultant of any Company or any present or former shareholder of any Company or other Related Party or with any partnership, corporation, joint venture or any other entity in which any such Person has an interest;

(xx)      consulting, research or co-development agreements relating to any product or Intellectual Property;

(xxi)     any Tax sharing or allocation agreement;

(xxii)    any “Transmitter Agreement,” “Program Agreement” or similar contract, agreement or legally binding arrangement with any Person, and any other contract, agreement or legally binding arrangement relating to the provision of tax refund transfers, tax refund anticipation loans, tax preparation fee collection programs or income tax related products, in each case, that provides for annual payments to or by any Company in excess of $50,000, excluding any agreement with taxpayers and electronic return originators ("EROs"); provided, however, that Ft. Knox has oral contracts or arrangements with certain vendors, and the basic terms of such contracts or arrangements are set forth on Schedule 4.19(a)(xxii). For the avoidance of doubt, in the ERO agreements excluded above, Ft. Knox has multiple deviations from its typical agreement with EROs, the typical form of which has been provided to the Buyer, all of which deviations do not constitute a Company Material Adverse Effect;

(xxiii)   any contract or agreement relating to settlement of any administrative or judicial proceedings involving amounts greater than $50,000;

(xxiv)   any contract, agreement, or other legally binding arrangement not made in the ordinary course of business.

(b)       Each Material Contract is a legal, valid and binding agreement, and no Company is in default under, or in breach of, any Material Contract, and, to the Companies’ Knowledge, except as set forth on Schedule 4.19(b)(i), no other party thereto is in default under, or in breach of, any Material Contract; no Company is in receipt of any claim of default under any such Material Contract; and no Company anticipates any termination or change to, or receipt of a proposal with respect to, any Material Contract as a result of the Transactions or otherwise, except that the Material Contracts listed on Schedule 4.19(b)(ii) require the consent of the other party to transfer or assign such Material Contracts in the event of a change of control or sale of substantially all of the assets of a Company or language of similar effect.  The Companies have provided the Buyer with true and complete copies of all written Material Contracts and summaries of the material terms of all oral Material Contracts, in each case, together with all amendments, waivers or other changes thereto.

(c)       Except as set forth in Schedule 4.19(c), no Company is required to obtain the consent or approval of any party to any of the Material Contracts to enter into this Agreement or consummate the Transactions.

4.20        Related Party Transactions.  Except as set forth on Schedule 4.20, none of the Companies, nor any officer, director or stockholder of any Company, nor any Family Member of any such Person, (a) is indebted to any Company, nor is any Company indebted to any such Person (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses); (b) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of any Company; (c) owns, directly or indirectly, in whole or in part, any tangible or intangible property which any Company is using or the use of which is necessary for the business of any Company; or (d) has any cause of action or other claim whatsoever against, or owes any amount to, any Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements.

4.21        Insurance.  Schedule 4.21 lists all policies of fire, liability, workmen’s compensation, life, property and casualty and other insurance owned or held by each Company or with respect to which each Company is a beneficiary thereunder.  Such policies of insurance are maintained with financially sound and reputable insurance companies, funds or underwriters and are of the kinds and cover such risks and are in such amounts and with such deductibles and exclusions as are consistent with prudent business practice.  All such policies (a) are in full force and effect, (b) are sufficient for compliance by each Company with all requirements of Law and all agreements to which each Company is a party, (c) provide that they will remain in full force and effect through the respective dates set forth in Schedule 4.21, and (d) will not in any way be affected by, or terminate or lapse by reason of, the Transactions.  No Company is in default with respect to its obligations under any of such insurance policies, or has not received any notification of cancellation of any such insurance policies.  No insurance carrier has denied coverage for any claim asserted by any Company, nor has any insurance carrier declined to provide any coverage to any Company.

4.22        Customers.  Schedule 4.22 sets forth the twenty (20) largest EROs of each Company, based on the volume of refund transfers during the twelve months prior to the Effective Date.

4.23        Privacy and Security.

(a)       With respect to any Personal Information collected or processed by or on behalf of any Company, except as set forth on Schedule 4.23:

(i)         such Company and, to the Companies’ knowledge, such Company’s vendors and subcontractors (with respect to work performed on behalf of such Company) at all times have complied in all material respects with all applicable U.S., state and foreign Laws (“Privacy Laws”), standard industry practices and their own published, posted, and internal agreements and policies (which are in material compliance with applicable Privacy Laws) with respect to (A) the collection, use, disclosure, protection and transfer of Personal Information; (B) the sending of solicited or unsolicited electronic marketing communications and electronic mail messages; (C) spyware and adware; and (D) the confidentiality of sensitive personal information;

(ii)        no written claims have been asserted and, to the Companies’ knowledge, no material claims are threatened against such Company by any Person alleging a violation of any Privacy Laws by the Companies;

(iii)       without limiting the generality of the foregoing, such Company is and at times has been in material compliance with all applicable provisions of the Gramm-Leach-Bliley Act and the rules and regulations related thereto;

(iv)       such Company does not transfer any Personal Information across national borders; and

(v)       such Company posts all policies with respect to the matters set forth in Section 4.23(a)(i) on their websites in conformance with Privacy Laws.

(b)      To the Companies’ knowledge, the tax preparation firms and other Persons with which each Company has contractual relationships have not materially breached any agreements with such Company or any Privacy Laws pertaining to Personal Information with respect to such Company’s relationship with such firm or Person.

(c)       Each Company takes and has taken reasonable steps to protect the operation, confidentiality, integrity and security of their software, systems and websites, including any of the foregoing that are involved in the collection and/or processing of Personal Information, against any unauthorized or improper use, access, transmittal, interruption, modification or corruption.  Without limiting the generality of the foregoing, such Company (i) uses adequate-strength encryption technology of at least 128-bit and (ii) has implemented a comprehensive security plan that (A) identifies internal and external risks to the security of such Company’s confidential information and Personal Information and (B) implements, monitors and improves adequate and effective safeguards to control those risks.  Each Company has implemented and maintains, consistent with applicable Privacy Laws and its obligations to third parties, backup procedures and disaster recovery plans for their software, systems and websites.

(d)       No Company nor, to the knowledge of the Companies, any vendor or subcontractor of such Company with respect to work performed on behalf of such Company, has:  (i) experienced a material security breach of any system or website resulting in the unauthorized acquisition, disclosure or use of Personal Information since the date that is three years prior to the date of this Agreement (in the case of such vendors or subcontractors, that involved Personal Information obtained from or on behalf of such Company); (ii) been required pursuant to any Privacy Law to notify customers, consumers or employees of any security breach related to the Personal Information of such customers, consumers or employees; or (iii) been the subject of any inquiry, investigation or enforcement action of any Governmental Authority with respect to compliance with any Privacy Law.

4.24       Accounts Receivable.  All accounts receivable reflected on the 2014 Balance Sheet, and all accounts receivable arising subsequent to December 31, 2014, have arisen in the ordinary course of business, represent valid obligations owing to each Company, and have been collected or are collectible in at least 95% of the aggregate recorded amounts thereof in accordance with their terms, net of the reserve (if any) for uncollected accounts to be set forth on the Closing Date Balance Sheet.

4.25        Minute Books.  The minute books of each Company made available to the Buyer contain a complete summary of all meetings of directors and stockholders or members, or actions by written consent, since the time of incorporation or formation of each Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

4.26        Complete Copies of Materials.  The Companies have delivered or made available to the Buyer and its representatives true and complete copies of each document specifically identified on the disclosure schedules attached hereto; provided, however, the parties acknowledge and agree that the Companies have provided the Buyer with copies of each form of agreement used for EROs and taxpayers that are accepted or agreed to electronically and that the Companies are not required to list or provide copies of all such contracts in conformity with such forms.

4.27        Bank Accounts; Signing Authority; Powers of Attorney.  Except as set forth in Schedule 4.27, no Company has any account or safe deposit box in any bank and no person has any power, whether singly or jointly, to sign any checks on behalf of any Company, to withdraw any money or other property from any bank, brokerage or other account of any Company, or to act under any power of attorney granted by any Company at any time for any purpose.  Schedule 4.27 also sets forth the names of all persons authorized to borrow money or sign notes on behalf of each Company.

4.28       Certain Business Practices.  No Company (nor, to the knowledge of the Companies, any of their respective directors, officers, representatives, agents or employees) (a) has used or is using any company funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to domestic political activity, (b) has used or is using any company funds for any direct or indirect unlawful payments to any domestic governmental officials or employees or any employees of a domestic government-owned entity, (c) has violated or is violating any anticorruption Law applicable to such Company, (d) has corruptly or unlawfully made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any domestic government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already secured, or (e) has established or maintained, or is maintaining, any fund of company monies or other properties for the purpose of supplying funds for any of the purposes described in the foregoing clause (d).

4.29        Brokers.  Neither the Companies nor the Shareholders have retained, utilized or been represented by any broker, agent, finder, investment banker or intermediary in connection with the negotiation or consummation of the Transactions, other than Ridley Capital Group, the fees and expenses of which will constitute Transaction Expenses and be paid at Closing.

4.30        Investment Representations.

(a)       Private Placement.  Each Shareholder and each Company acknowledges and understands that the shares of Parent Common Stock to be issued to the Shareholders pursuant to this Agreement will be issued in a transaction exempt from registration under (a) the Securities Act, by reason of Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder, and (ii) applicable state securities laws.  Each Shareholder and each Company has been advised, and acknowledges and understands, that the shares of Parent Common Stock to be issued at the Closing pursuant to this Agreement: (i) have not been, and will not be, registered under the Securities Act or any state securities laws, (ii) constitute “restricted securities” as defined in Rule 144 promulgated under the Securities Act and (iii) therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless exemptions from such registration requirements are available.  Each Shareholder and each Company is acquiring Parent Common Stock in connection with the Transaction for its own account, for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.   Each Shareholder and each Company has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time.  Each Company and each Shareholder has access to all reports filed by Parent pursuant to the Exchange Act, and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in investing in shares of the Parent Common Stock.  No Company or Shareholder has been offered the Parent Common Stock by any form of general advertising or general solicitation.

(b)       Accredited Investor Status.  Each Shareholder and each Company is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(c)       Legended Shares.  Each Shareholder and Company understands that the shares of Parent Common Stock shall be subject to, and any certificate(s) representing such shares will bear, any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such shares in violation of the restrictions on transfer set forth herein):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT OR (B) AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY AND THE TRANSFER AGENT FOR THE COMPANY’S COMMON STOCK, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

4.31        Disclosure.  No representation or warranty by the Companies in this Agreement or in any exhibit or schedule to this Agreement, or in any written statement, certificate or other document to be delivered to the Buyer at the Closing pursuant hereto or in connection with the Transactions, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or reasonably necessary in order to provide the Buyer with proper and complete information as to the business, financial condition and operations of each Company.  There is no fact which the Shareholders or the Companies have not disclosed to the Buyer in writing which materially adversely affects, or that the Shareholders or the Companies can now reasonably foresee will materially adversely affect, the Business or financial condition of any Shareholder or Company or the ability of the Shareholders or the Companies to perform their obligations under the Transaction Documents or consummate the Transactions.

5.                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Companies, as of the date hereof and as of the Closing Date, as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement or as are set forth in the attached disclosure schedules of the Buyer, as may be amended or supplemented pursuant to Section 10.7.  Notwithstanding any other provision of this Agreement or the disclosure schedules of the Buyer, each exception set forth in the applicable disclosure schedule of the Buyer will be deemed to only qualify and limit each representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in such disclosure schedule of the Buyer as being qualified by such exception.

5.1           Organization of the Buyer.  The Buyer is a duly organized federal savings association chartered under federal law.  The Buyer has all the banking power and authority necessary and required to enter into and consummate the Transactions.

5.2           Authority.  The Buyer has all requisite power and full legal right to enter into the Transaction Documents to which it is a party, to perform all its agreements and obligations thereunder, in accordance with their respective terms.  Each of the Transaction Documents to which the Buyer is a party has been duly and validly executed and delivered by the Buyer, and, assuming the due authorization, execution and delivery by each Company, constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer, in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity.

5.3          No Conflict; Required Filings and Consents.

(a)       Except as set forth in Schedule 5.3(a), the execution and delivery by the Buyer of the Transaction Documents to which it is a party does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any right or obligation or loss of any benefit or creation of any Encumbrance on any asset of the Buyer, under (i) any provision of the Buyer’s charter documents and bylaws or equivalent organizational documents, each as amended to date, (ii) any agreement or instrument to which the Buyer is a party or to which any of its respective properties or assets is bound, (iii) any permit, judgment, order or decree applicable to the Buyer or any of its respective properties or assets, or (iv) Law applicable to the Buyer or any of its properties or assets; except, in the case of clauses (ii), (iii) and (iv) for such conflicts, violations, defaults and other occurrences that would not reasonably be expected, individually or in the aggregate, to be material to Buyer and its Subsidiaries taken as a whole.

(b)       Except as set forth on Schedule 5.3(b), no consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by the Buyer of the Transaction Documents to which it is a party or for the consummation by the Buyer of the Transactions, other than authorizations, approvals, orders, permits or consents which if not obtained, or notices, registrations, declarations or filings which if not made, would not reasonably be expected, individually or in the aggregate, to be material to the Buyer and its Subsidiaries taken as a whole.

5.4           Brokers.  The Buyer has not retained, utilized or been represented by any broker, agent, investment bank, finder or other intermediary in connection with the negotiation or consummation of the Transactions, other than Sandler O’Neil + Partners, the fees and expenses of which will be the sole responsibility of the Buyer.

6.                   REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent hereby represents and warrants to the Companies, as of the date hereof and as of the Closing Date, as follows, subject in each case to such exceptions as are specifically contemplated by this Agreement or as are set forth in the attached disclosure schedules of the Parent.  Notwithstanding any other provision of this Agreement or the disclosure schedules of the Parent, each exception set forth in the applicable disclosure schedule of the Parent will be deemed to only qualify and limit each representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in such disclosure schedule of the Parent as being qualified by such exception.

6.1           Organization of the Parent.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary material government approval to own, lease and operate its properties and to carry on its business as it is now being conducted.

6.2           Authority.  The Parent has all requisite power and full legal right to enter into the Transaction Documents to which it is a party, to perform all its agreements and obligations thereunder, in accordance with their respective terms.  Each of the Transaction Documents to which the Parent is a party has been duly and validly executed and delivered by the Parent, and, assuming the due authorization, execution and delivery by each Company, constitutes the legal, valid and binding obligation of the Parent enforceable against the Parent, in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity.

6.3           No Conflict; Required Filings and Consents.

(a)       Except as set forth in Schedule 6.3(a), the execution and delivery by the Parent of the Transaction Documents to which it is a party does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any right or obligation or loss of any benefit or creation of any Encumbrance on any asset of the Parent, under (i) any provision of the Parent’s charter documents and bylaws or equivalent organizational documents, each as amended to date, (ii) any agreement or instrument to which the Parent is a party or to which any of its respective properties or assets is bound, (iii) any permit, judgment, order or decree applicable to the Parent or any of its respective properties or assets, or (iv) Law applicable to the Parent or any of its properties or assets; except, in the case of clauses (ii), (iii) and (iv) for such conflicts, violations, defaults and other occurrences that would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries taken as a whole.

(b)       Except as set forth on Schedule 6.3(b), no consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by the Parent of the Transaction Documents to which it is a party or for the consummation by the Parent of the Transactions, other than other than (i) such filings and notices as may be required by (A) any applicable federal or state securities or “blue sky” laws, including the filing with the SEC of a Form D, as required under Regulation D under the Securities Act, one or more Current Reports on Form 8-K with respect to the Transactions, and such other reports or filings as may be required under the Exchange Act and the Securities Act and the rules and regulations thereunder in connection with the execution, delivery and performance of the Parent’s and Buyer’s obligations under this Agreement and the Transactions, and (B) the NASDAQ Stock Market (or the rules and regulations thereof), and (ii) authorizations, approvals, orders, permits or consents which if not obtained, or notices, registrations, declarations or filings which if not made, would not reasonably be expected, individually or in the aggregate, to be material to the Parent and its Subsidiaries taken as a whole.

6.4           SEC Reports; Financial Statements

(a)       Parent has filed with or furnished to the SEC on a timely basis, and has heretofore made available to the Companies, in the form filed with or furnished to the SEC, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since September 30, 2014 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)       The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c)       Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

6.5           Absence of Undisclosed Liabilities.  Except as disclosed in the Parent SEC Documents filed prior to the date hereof, neither Parent nor any of its Subsidiaries has any obligations or liabilities (matured or unmatured, fixed or contingent) of a nature required to be disclosed on a balance sheet or the footnotes thereto in accordance with GAAP, other than (a) those liabilities accrued or reserved against in the audited consolidated balance sheet of Parent and its Subsidiaries as at September 30, 2014 included in the Parent SEC Documents, (b) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2014, (c) liabilities that are not, individually or in the aggregate, material to Parent or any of its Subsidiaries, or (D) those incurred in connection with the execution and delivery of this Agreement.

6.6           Absence of Certain Changes.  Since September 30, 2014, except as disclosed in the Parent SEC Documents, there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

6.7           Litigation.  Except as disclosed in the Parent SEC Documents:  (a) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, or any of the officers of Parent or any of its Subsidiaries in regards to their actions as such, the outcome of which would reasonably be expected to have a Parent Material Adverse Effect; (b) there is no judgment, decree or order against Parent or, to Parent’s knowledge, any of the Parent’s directors, officers or employees (in their capacities as such), that could prevent, enjoin, or materially alter or delay the Transactions, or that could reasonably be expected to have a Parent Material Adverse Effect.

6.8           Compliance with Law; Governmental Authorizations.  Parent and its Subsidiaries are in compliance in all material respects with all Laws applicable to their respective businesses, operations, properties or assets, except for any noncompliance which would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.  As of the date hereof, no suspension, cancellation, modification, revocation or nonrenewal of any material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for Parent, and each of its Subsidiaries to own, lease and operate their respective properties and to carry on its business in all material respects as currently conducted is pending or, to the knowledge of Parent, threatened.

6.9           Issued Shares.

(a)       All of the shares of Parent Common Stock to be issued pursuant to the Transactions (i) will be, when issued, duly authorized and validly issued, fully paid and nonassessable, free of preemptive rights and Encumbrances (other than Encumbrances set forth in this Agreement and the Transaction Documents) and (ii) based in part on the representations and warranties in Section 4.30, will be issued in compliance with all federal and state securities Laws.

(b)      Neither Parent nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the Parent Common Stock issued pursuant to the Transactions to be integrated with any prior offering by Parent in a manner that could require the registration of the Parent Common Stock issued pursuant to the Transactions under the Securities Act.

6.10        Brokers.  The Parent has not retained, utilized or been represented by any broker, agent, investment bank, finder or other intermediary in connection with the negotiation or consummation of the Transactions, other than Sandler O’Neil + Partners, the fees and expenses of which will be the sole responsibility of the Buyer.

7.                   CONDUCT OF BUSINESS

Each Company covenants and agrees that, from and after the date of this Agreement and until the earlier of the Closing or the date of termination of this Agreement in accordance with its terms, unless the Buyer shall otherwise agree in writing, it shall cause the Business to be conducted only in, and it shall not permit any Company to take any action except in, the ordinary course of business and in a manner consistent with past practice; and each Company shall use their commercially reasonable efforts to preserve intact their business organizations, to keep available the services of the current officers, employees and consultants of the Companies, and to preserve the current relationships of the Companies with customers, suppliers and other Persons with which the Companies have significant business relations.  Without limiting the generality of the foregoing, between the date of this Agreement and the earlier of the Closing or the date of termination of this Agreement in accordance with its terms:

7.1           Full Access.  The Companies shall afford to the Parent and the Buyer and their authorized representatives full access during normal business hours to all properties, books, records, contracts and documents of each Company and a full opportunity to make such reasonable investigations as they shall desire to make of each Company, and the Companies shall furnish or cause to be furnished to the Parent and the Buyer and their authorized representatives all such information with respect to the Business and affairs of each Company as the Parent or the Buyer may reasonably request.

7.2           Carry on in Regular Course.  Each Company shall maintain its owned and leased properties in good operating condition and repair, and make all necessary renewals, additions and replacements thereto, and to carry on the Business diligently and substantially in the same manner as heretofore and not change its current (or make or institute any unusual or novel) methods of purchase, sale, lease, management, accounting or operation, it being understood that contracts entered into with EROs in anticipation of the 2016 tax season shall be considered ordinary course and shall not be prohibited by this Agreement.

7.3           No General Increases.  No Company shall grant any general or uniform increase in the rates of pay of employees of such Company, nor grant any general or uniform increase in the benefits under any Company Employee Plan or other bonus, pension plan or other contract or commitment to, for or with any employees; and no Company shall increase the compensation payable or to become payable to officers, employees or agents, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, employees or agents, except as set forth on Schedule 7.3.

7.4           No Dividends, Issuances, Repurchases, etc.  No Company shall declare or pay any dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution in respect of, any shares of its capital stock or equity, or issue, purchase, redeem or acquire for value any shares of its capital stock, or to accelerate, amend or change the period of exercisability or vesting of any options, warrants or other such rights; provided, however that Ft. Knox shall be permitted to make distributions of cash to the Shareholders so long as (x) Ft. Knox gives prompt written notice of any such distributions to Buyer and (y) no such distributions, individually or in the aggregate, would cause the Closing Date Net Tangible Equity to be less than $1,000,000.

7.5           Contracts and Commitments.  No Company shall enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business or not consistent with the customary business practices of such Company without the prior written consent of the Buyer.

7.6           Purchase and Sale of Capital Assets.  Except as expressly contemplated in Section 7.4 and for capital expenditures associated with the premises leased pursuant to the Wessex Office Lease, no Company shall purchase or sell or otherwise dispose of any capital asset with a market value in excess of $20,000, or of capital assets of market value aggregating in excess of $50,000, and in no event shall any Company purchase, sell or otherwise dispose of any capital asset other than in the ordinary course of business.

7.7           Insurance.  Each Company shall maintain with financially sound and reputable insurance companies, funds or underwriters, adequate insurance (including, without limitation, the insurance described on Schedule 4.21) of the kinds, covering such risks and in such amounts and with such deductibles and exclusions as are consistent with prudent business practice.

7.8           Preservation of Organization.  Each Company shall use its best efforts to preserve its business organization intact, to keep available to the Buyer the present key officers and employees of such Company, and to preserve for the Buyer the present relationships of such Company’s suppliers and customers and others having business relations with such Company.  The Companies shall not amend their respective charter documents, bylaws or other organizational documents.

7.9           No Default.  No Company shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of such Company.

7.10        Compliance with Laws.  Each Company shall comply in all material respects with all Laws, regulations and orders applicable with respect to the Business.

7.11        Related Party Contracts.  No Company shall enter into any agreement, contract or other arrangement with any Related Party of any Company without the prior written consent of the Buyer.

7.12        Taxes.  No Company shall make, revoke or modify any material Tax election, change any Tax accounting method, settle or compromise any Tax liability, file any Tax Return other than on a basis consistent with past practice, file any amended Tax Return (not including a claim for a Tax refund to the extent such claim for Tax refund does not adversely affect Parent or any of its Affiliates (including the Companies for any taxable period (or portion thereof) ending after the Closing Date), consent to or otherwise extend the statute of limitations with respect to any Tax, or enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other agreement with any Taxing Authority.

7.13        Rights and Claims.  No Company shall cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice.

7.14        Protection of Intellectual Property.  No Company shall abandon or permit to lapse (other than by normal expiration at the end of term) any Intellectual Property material to the current conduct of the business of any Company.

7.15        No Acceleration.  No Company shall accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice.

7.16        No Commencement of Actions.  No Company shall commence or settle any claim, action, suit, inquiry, determination, order, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding that would (i) require payment by a Company in excess of $50,000, (ii) result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of a Company or (iii) result in a finding or admission of a violation of Law.

7.17       Advice of Change.  The Companies will promptly advise the Buyer in writing of any change in the Business, financial condition, operations, prospects or assets of any Company that could reasonably be expected to have a Company Material Adverse Effect.

7.18        Exclusivity.  From the date hereof until the earlier of the Closing Date or the date of the termination of this Agreement in accordance with its terms, the Shareholders and the Companies shall not, and shall not permit any of their respective Affiliates to (a) solicit, initiate, encourage, facilitate or accept any other inquiries, proposals or offers from any Person relating to a sale of the Companies or any part of their stock, assets or Business, or a merger, consolidation, or re-capitalization involving any Company (“Alternative Transaction”); (b) participate in any discussions, conversations, negotiations or other communications with any other Person regarding an Alternative Transaction; or (c) provide any nonpublic or other confidential or proprietary information regarding this Agreement or the Companies (including legal and contractual documentation or any financial information, projections, or proposals regarding any of their respective businesses) to any Person (other than to the Parent, the Buyer or their respective advisors and agents), that could reasonably be expected to have (or that the Shareholders or the Companies, as applicable, know has) an interest in entering into an Alternative Transaction, or that could reasonably be expected to disclose any such information to any such Person.  The Shareholders and the Companies shall, and shall cause their respective Affiliates to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.  From the date hereof or until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Shareholder and Company will immediately notify the Buyer regarding any bona fide Alternative Transaction proposal, or any inquiry or other contact between such Company, such Shareholder, or their respective representatives and any other Person regarding any of the foregoing.

7.19       Consents of Third Parties.  The Companies will use their diligent, good faith efforts to secure, before the Closing Date, the consent, in form and substance satisfactory to the Buyer and its counsel, to the consummation of the Transactions by each party to any contract, commitment or obligation of each Company, under which such Transactions would constitute a default, would accelerate obligations of such Company or would permit cancellation of any such contract.

7.20        Satisfaction of Conditions Precedent.  The Companies will use their diligent, good faith efforts to cause the satisfaction of the conditions precedent contained herein.

8.                   CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS

The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

8.1          Representations and Warranties True.  The representations and warranties made by the Shareholders and the Companies in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date; provided, that the condition set forth in this Section 8.1 shall be deemed to have been satisfied if all such representations and warranties that are not qualified by “materiality,” “Company Material Adverse Effect” or words of similar qualification or import are true and correct as of the Closing Date in all material respects, and all such representations and warranties that are qualified by “materiality,” “Company Material Adverse Effect” or words of similar qualification or import are true and correct as of the Closing Date in all respects; provided, further that any supplement or amendment to the Companies’ disclosure schedules pursuant to Section 10.7 shall be disregarded for purposes of this Section 8.1.

8.2           Compliance with Agreement.  The Shareholders and the Companies shall have performed and complied with all of their obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

8.3           No Company Material Adverse Effect.  There shall not have occurred a Company Material Adverse Effect since May 31, 2015, nor shall any Company have changed in any manner the nature of the Business and their operations.

8.4           No Adverse Effect on Company Authorizations.  There shall not have occurred any adverse effect caused by closing of the Transactions on any of the Companies’ Company Authorizations (or the renewal of the same) with any applicable Governmental Authority.

8.5           Certificate of the Companies.  The Companies shall have delivered to the Buyer in writing, at and as of the Closing, a certificate duly executed by an executive officer of the Companies, in form and substance satisfactory to the Buyer and the Buyer’s counsel, certifying that the conditions in each of Sections 8.1 through 8.4 have been satisfied.

8.6           Companies’ Certified Documents.  The Companies shall have delivered to the Buyer (i) a copy of the resolutions adopted by (a) the board of directors of each of the Companies, (b) the Shareholders and (c) the members TPS, in each case, authorizing the Transactions, (ii) a copy of the charter documents, with all amendments thereto, of each Company, and (iii) a copy of the bylaws (or equivalent organizational documents), with all amendments thereto, of each Company, each of (a), (b) and (c) above shall be certified as being true, complete and correct by an executive officer of the Companies as of the Closing Date.

8.7           Governmental Authority Certified Copies.  The Companies shall have delivered to the Buyer (i) a certificate of the Secretary of State of the Commonwealth of Kentucky, dated as of a date not more than five (5) Business Days before the Closing Date, with respect to the legal existence and corporate good standing of Ft. Knox in the Commonwealth of Kentucky, (ii) a copy of the charter documents of Ft. Knox, with all amendments thereto, certified by the Secretary of State of the Commonwealth of Kentucky not more than five (5) Business Days before the Closing Date, (iii) a certificate of the Secretary of State of the State of Delaware, dated as of a date not more than five (5) Business Days before the Closing Date, with respect to the legal existence and corporate good standing of TPS in the State of Delaware, (iv) a copy of the charter documents of TPS, with all amendments thereto, certified by the Secretary of State of the State of Delaware not more than five (5) Business Days before the Closing Date, and (v) a certificate of the Secretary of State or equivalent Governmental Authority of each other jurisdiction listed on Schedule 4.1, dated not more than five (5) Business Days before the Closing Date, with respect to each Company’s qualification to do business as a foreign corporation in such jurisdiction and the good standing of such Company in such jurisdiction, as applicable.

8.8          No Litigation.  No restraining order or injunction shall prevent the Transactions and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the Transactions.

8.9          Transferring Employees. At least the Required Percentage of employees shall have accepted Buyer’s offer of employment and have become Transferring Employees.

8.10        Consents of Third Parties and Governmental Authorities.  The Companies will have obtained the consent, in form and substance satisfactory to the Buyer and the Buyer’s counsel, to the consummation of the Transactions by each party to any contract, commitment or other obligation of each Company set forth on Schedule 8.10. The Buyer, Parent, Companies and Shareholders will have obtained the approval, non-objection, authorization or consent of any Governmental Authority necessary for the consummation of the Transactions by the Buyer, Parent, Companies or Shareholders.

8.11        Escrow Agreements.  The Companies and the Escrow Agent shall have executed and delivered to the Buyer the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing.

8.12        Employment Agreements.  Each of the Transferring Key Employees shall have executed and delivered signature pages to employment agreements with Buyer in forms mutually acceptable to Buyer and such Transferring Key Employees (all of the foregoing agreements collectively, the “Employment Agreements”), which signature pages to such Employment Agreements shall have not been revoked or rescinded as of the Closing.

8.13       Audited 2014 Financial Statements. Prior to the Closing, the Companies shall deliver a true, correct and complete copy of the audited consolidated financial statements (a “balance sheet”) and the related income statement) of the Companies for the fiscal year ended December 31, 2014, which audited financial statements shall be satisfactory to the Buyer.  Upon delivery of such audited financial statements, (a) Schedule 4.6 shall be automatically updated by replacing the unaudited 2014 financial statements of the Companies with such audited financial statements, (b) the balance sheet included in such audited financial statements shall automatically become the 2014 Balance Sheet, and (3) such audited financial statements shall be automatically included in the definition of “Financial Statements” and the unaudited 2014 financial statements shall be deleted from such definition.

8.14        Dissolution of Clear Tree Financial, LLC.  The Companies shall cause the dissolution of Clear Tree Financial, LLC, a Delaware limited liability company, and shall deliver evidence of such dissolution reasonably satisfactory to Buyer.

8.15        Assignments by Lodge.  The Buyer shall have received a copy of (i) an assignment of all Intellectual Property created by Lodge used or related to the Business in a form acceptable to the Buyer, and (ii) an assignment of all domain names registered in the name of Lodge used by the Companies or containing any Intellectual Property of the Companies in a form acceptable to the Buyer.

8.16        Proceedings and Documents Satisfactory.  All proceedings in connection with the Transactions and all certificates and documents delivered to the Buyer in connection with the Transactions shall be satisfactory in all reasonable respects to the Buyer and its counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

8.17        FIRPTA Certificates.  Each Company shall have delivered a duly executed certification in accordance with Section 1445 of the Code that such Company (or the Person properly treated as the owner of the Companies’ assets for income Tax purposes) is not a “foreign person” as defined in Section 1445(f)(3) of the Code and that such Company is therefore exempt from the withholding requirements of said section.

8.18        Financing. The Buyer shall have obtained debt and/or equity financing in order to fund all or such portion of the Purchase Price as the Buyer shall determine, on such terms as the Buyer determines to be acceptable in its sole discretion.

8.19        Employee Confidentiality and Proprietary Information Agreements.  The employees of the Companies set forth on Schedule 8.19 shall have executed proprietary information and confidentiality agreements substantially in the Companies’ standard form and the Companies shall have used their reasonable best efforts to have all other employees, consultants and independent contractors execute such form.

8.20       Assignments by Employees.  The Buyer shall have received a copy of an assignment of all Intellectual Property created by the employees set forth on Schedule 8.20 used or related to the Business in a form acceptable to the Buyer.

9.                   CONDITIONS PRECEDENT TO THE COMPANIES’ OBLIGATIONS

The obligation of the Companies to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by Ft. Knox):

9.1           Representations and Warranties True at Closing.  The representations and warranties made by the Buyer and the Parent in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date; provided, however that any supplement or amendment to the Companies’ disclosure schedules pursuant to Section 10.7 shall be disregarded for purposes of this Section 9.1.

9.2           Compliance with Agreement.  The Buyer and the Parent shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

9.3           Closing Certificate.  The Buyer and the Parent shall have delivered to Ft. Knox in writing, at and as of the Closing, a certificate duly executed by the Chief Executive Officer of the Buyer, in form and substance satisfactory to Ft. Knox and its counsel, to the effect that the conditions in each of Sections 9.1 and 9.2 have been satisfied.

9.4           Buyer Certified Documents.  The Buyer shall have delivered to Ft. Knox (i) a copy of the resolutions adopted by the board of directors of the Buyer authorizing the Transactions, (ii) a copy of the charter document, with all amendments thereto, of the Buyer, and (iii) a copy of the bylaws, with all amendments thereto, of the Buyer, each of which shall be certified as being true, complete and correct by the Secretary of the Buyer as of the Closing Date.

9.5           Buyer’s Governmental Authority Certified Copies.  The Buyer shall have delivered to Ft. Knox (i) a certificate of corporate existence of federal savings association from the OCC, dated as of a date not more than forty five (45) days before the Closing Date, and (ii) a copy of the charter document of the Buyer, with all amendments thereto, certified by the OCC not more than forty five (45) days before the Closing Date.

9.6           Escrow Agreements.  The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing.

9.7           No Litigation.  No restraining order or injunction shall prevent the Transactions and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the Transactions.

9.8           Consents of Third Parties and Governmental Authorities.  The Buyer and the Parent will obtain consent from each third party to any Contract with Parent or Buyer under which the Transactions would constitute a default, would accelerate the obligations of Parent or Buyer, would permit  cancellation of such Contract, or is otherwise necessary for the consummation of the Transactions by the Buyer and the Parent. The Buyer, Parent, Companies and Shareholders will have obtained the approval, non-objection, authorization or consent of any Governmental Authority necessary for the consummation of the Transactions by the Buyer, Parent, Companies or Shareholders.

9.9           Proceedings and Documents Satisfactory.  All proceedings in connection with the Transactions and all certificates and documents delivered to Ft. Knox in connection with the Transactions shall be satisfactory in all reasonable respects to Ft. Knox and its counsel, and Ft. Knox shall have received the originals or certified or other copies of all such records and documents as Ft. Knox may reasonably request.

10.                CERTAIN COVENANTS

10.1        Confidential Information.

(a)       Any and all information disclosed by the Buyer and Parent to the Shareholders or the Companies on the one hand, or by the Shareholders or the Companies to the Buyer and the Parent on the other hand, as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Shareholders or the Companies, or the Buyer or the Parent, as the case may be, shall remain confidential to each of the Shareholders and the Companies, and the Buyer and the Parent, and their respective employees and agents, until the Closing Date in accordance with the Confidentiality Agreement.

(b)      Except as required by Law, the Companies and the Shareholders shall hold in confidence all Confidential Information (whether obtained prior to or following the Closing) or otherwise which is either non-public, confidential or proprietary in nature.  The Companies and the Shareholders shall, subject to any requirement of Law, keep such Confidential Information confidential and abide by all applicable securities Laws with respect to the use or possession of such Confidential Information, and such Confidential Information shall not, without the prior written consent of the Buyer, be disclosed by it to any Person.  Notwithstanding the foregoing, in the event that the Companies, the Shareholders or any of their respective Representatives are requested or required by law, rule, regulation or legal process (including by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information or make any disclosure that is prohibited under this Section 10.1, the Companies and the Shareholders, as applicable, will, to the extent legally permitted, provide the Buyer with prompt written notice of such request so that the Buyer, at its sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 10.1.  The Companies and the Shareholders will reasonably cooperate with the Buyer in such regard at the Buyer’s sole cost and expense.  In the event that such protective order or other remedy is not obtained or that the Buyer waives compliance with the provisions of this Section 10.1, the Companies, the Shareholders and their respective representatives will furnish only that portion of the Confidential Information which is legally required to be disclosed, the Companies and the Shareholder will give the Buyer written notice of the information to be disclosed as far in advance as practicable, and, upon the Buyer’s request and at its sole cost and expense, the Companies and the Shareholders will use their commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

10.2        Post-Closing Access to Books and Records of the Companies.  For a period of five (5) years after the Closing Date, the Buyer shall afford the Companies and their accountants, legal counsel and other representatives reasonable access, during normal business hours of the Companies, to all books and records of the Companies for pre-Closing periods included in the Purchased Assets.  The Buyer may, however, seek to impose reasonable restrictions upon such accessibility by the Companies in order to protect the Buyer’s interests in trade secrets or other forms of proprietary and confidential information.

10.3        Non-Competition; Non-Solicitation.

(a)       Each Company and Shareholder agrees that, for a period of five (5) years from and after the Closing Date (the “Restrictive Period”), each Company and Shareholder shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or provide any financing to, any Person (other than the Parent, the Buyer or their Subsidiaries or Affiliates) that engages in any activity, operation or business that competes with the Business, as currently conducted or proposed to be conducted, directly or indirectly, anywhere in the world, except that each such Company or Shareholder may hold less than three percent (3%) of the capital stock of any such publicly-traded Person.

(b)      Each Company and Shareholder shall not, during the Restrictive Period, take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer or supplier, from having a business relationship or potential business relationship with any Company or from maintaining business relationships or entering into a new business relationship with the Companies.  During the Restrictive Period, each Company and Shareholder will refer all inquiries relating to the business to the Buyer and the officers of the Companies.

(c)       Each Company and Shareholder agrees that during the Restrictive Period, such Company and Shareholder shall not, directly or indirectly, interfere with, or attempt to interfere with, the employment of any officers, employees, representatives or agents of the Parent, the Buyer or the Companies, or, directly or indirectly solicit, hire or attempt to induce any of them to leave the employ of the Parent, the Buyer or the Companies; provided that the foregoing shall not prohibit the Companies from hiring a Person who responds to general media advertisements not directed at the officers, employees, representatives or agents of the Parent, the Buyer or the Companies.

(d)       Each Company and Shareholder acknowledges and agrees that the covenants set forth in this Section 10.3 are necessary to protect the goodwill of the Companies that are being purchased by the Buyer.  Each Company and Shareholder further acknowledges and agrees that the Parent’s and the Buyer’s willingness to enter into this Agreement is conditioned and dependent upon the Companies’ and Shareholders’ promises to be bound by this Section 10.3.  The Companies and Shareholders acknowledge and agree that any breach or threatened breach of the restrictive covenants contained in this Section 10.3 would cause irreparable injury to the Parent, the Buyer and the Companies and that the remedy at law for any such breach or threatened breach would be inadequate, and the Companies and the Shareholders agree and consent that, in addition to any other available remedy to the Parent, the Buyer or the Companies, temporary and permanent injunctive relief may be granted in any action which may be brought by the Parent, the Buyer or any Company to enforce such restrictive covenants without necessity of proof that any other remedy at law is inadequate.

(e)       Each Company and Shareholder acknowledges and agrees that all of the restrictions, covenants and agreements in Section 10.3 hereof are appropriate, reasonable and valid (including with respect to geographic scope and duration) and fully necessary for the protection of the legitimate interests of the Buyer and the Parent.  If any provision contained in this Section 10.3 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 10.3, but this Section 10.3 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 10.3 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

10.4        Cooperation; Regulatory Filings.  The Buyer, the Shareholders and the Companies shall reasonably cooperate with each other and use their respective reasonable efforts to cause or facilitate the completion of the Transactions as promptly as practicable, including furnishing to each other such necessary information and reasonable assistance as may be reasonably requested in connection with the preparation of necessary filings or submissions to any Governmental Authority in connection with the Transactions.

10.5        Tax Matters.  The following provisions shall govern the allocation of responsibility as between the Buyer and the Companies for certain tax matters following the Closing Date:

(a)       For all purposes of this Agreement, in the case of any Tax period that begins on or before the Closing Date and ends after the Closing Date (each such period, a “Straddle Period”), the amount of Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall be:  (i) in the case of any income or net income, gain, profits, receipts, revenue, employment, social security, payroll, sales, use, or other transaction-based Taxes, an amount determined based on a closing of the books as of the close of business on the Closing Date; and (ii) in the case of any other Taxes, the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in such Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(b)       The Companies and the Shareholders on the one hand, and the Buyer on the other hand, shall, upon written request of the other, (i) provide the other, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit or other examination of any Company or the Purchased Assets by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) retain and provide the other, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.  Without limiting the generality of the foregoing, the Companies and/or the Shareholders shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the Buyer with a reasonable opportunity to review and copy the same. Each party shall bear its own expenses in complying with the foregoing provisions.

(c)       Except as set forth in Section 3.1(d), all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees incurred in connection with this Agreement or the transactions contemplated herein (“Transfer Taxes”) will be paid by the Companies when due.  The Companies shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other parties hereto will join in the execution of any such Tax Returns and other documentation. The Companies further agree to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

(d)      The parties shall use or cause their respective Affiliates to use the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting for Transferring Employees employed by the Companies.

10.6        Material Non-Public Information of Parent.  Each Company and Shareholder acknowledges and agrees that neither it nor any of its Affiliates, Representatives, nor any other Person receiving any Confidential Information concerning the Buyer or the Parent pursuant to this Agreement or in connection with the Transactions, will, until the material parts thereof become publicly available, other than as a result of an action by such Company or Shareholder or its Affiliates or Representatives, hold such information in confidence and abide by all applicable securities Laws with respect to the use or possession of material non-public information concerning Parent and its Subsidiaries.

10.7        Supplements to Schedules.  Each of the Companies on the one hand and the Buyer on the other hand shall have the right, from time to time but in no case less than five (5) Business Days prior to the Closing, to supplement or amend any of its disclosure schedules to this Agreement, but only to reflect events occurring or conditions first existing after the date of this Agreement.  Any such supplement or amendment (a) will be disregarded for purposes of determining whether the conditions to the Closing have been fulfilled, but (b) will be effective for purposes of determining whether there has been a breach of a representation or warranty that is the subject of indemnification, but only if the Closing occurs.  For purposes of clarity the delivery of the audited 2014 shall not be deemed to be a supplement or amendment to the disclosure schedules for purposes of this Section 10.7.

10.8        Power of Attorney.  After Closing, the Buyer shall have the right and authority to endorse, without recourse, the name of the Companies on any check or other evidence of indebtedness received by the Buyer on account of any Purchased Asset (but the Buyer shall not have such right and authority with respect to any check or other evidence of indebtedness received by the Buyer on account of any Excluded Asset), and the Companies shall deliver to the Buyer at the Closing copies of such documents reasonably requested by the Buyer, certified by the Companies, to permit the Buyer to deposit such checks or other evidences of indebtedness in bank accounts in the name of the Buyer.  As of Closing, the Companies shall constitute and appoint the Buyer the true and lawful attorney of the Companies with full power of substitution, in the name of the Companies, or in the name of the Buyer, at the expense of the Buyer and for the benefit of the Buyer, (a) to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets, to institute and prosecute all actions, suits and proceedings which the Buyer may deem proper in order to collect, assert or enforce any such claim, right or title, to defend and compromise all actions, suits and proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as the Buyer shall deem advisable and (b) to take all action which the Buyer may deem proper in order to provide for the Buyer the benefits of or under any of the Purchased Assets where any required consent of a third party to the assignment thereof to the Buyer shall not have been obtained; provided, however, that the Companies shall have no Liability for any such actions taken by the Buyer.  The Companies acknowledge that such powers are coupled with an interest and shall not be revocable by it in any manner or for any reason, including, without limitation, the liquidation or dissolution of the Companies, and that the Buyer shall be entitled to retain for its own account any amounts collected pursuant to such powers, including any amounts payable as interest in respect thereof.  Such powers shall be granted by such powers of attorney and other instruments as shall be reasonably requested by the Buyer.

10.9        Lodge Bound as a Party for Certain Obligations.  Lodge agrees that solely for purposes of Section 10.1(b), Section 10.3 and Section 10.6, he shall be included in the definition of “Shareholder” and shall be bound by the obligations of a Shareholder as set forth therein. Lodge acknowledges and agrees that he will derive a substantial benefit from the Transactions set forth in this Agreement.

10.10     Shareholder Expenses Relating to Transfer of Shares and Removal of Restrictive Legend.  Upon the written request of any Shareholder, Buyer shall reimburse such Shareholder for the reasonable, documented, out-of-pocket expenses actually incurred by such Shareholder and paid to legal counsel, relating to such Shareholder’s transfer of such Shareholder’s Shares (including the request to remove any restrictive legend on such Shares in connection with such transfer).  Notwithstanding the foregoing, Buyer shall not be obligated to provide such reimbursement after the one-year anniversary of the Closing Date, and in no event shall the Buyer be obligated to expend an amount pursuant to this Section 10.10, in the aggregate for all Shareholders, in excess of twenty thousand dollars ($20,000).

10.11       Employees.

(a)       The Buyer will use reasonable best efforts to offer to employ each employee of the Companies, commencing on the Closing Date.  Each such employee (including the Transferring Key Employees) who accepts such employment and commences employment with the Buyer is herein referred to as a “Transferring Employee”.  Notwithstanding the foregoing, any such employee who is on an approved leave of absence on the Closing Date shall become a Transferring Employee on the date such employee presents himself or herself for active employment with the Buyer and actually commences employment with the Buyer.  Notwithstanding the foregoing, nothing herein shall be deemed to require the Buyer to continue to offer employment to any such employee other than to the extent required by Law.  Nothing herein shall prevent the Buyer from changing the compensation or benefits of the Transferring Employees subsequent to the Closing Date.  The Companies shall be solely liable for all change of control payments and severance payments due to any of its employees not willing to accept the Buyer’s offer of employment and/or as a result of the employees’ termination or layoff from employment with the Companies prior to or as of the Closing Date notwithstanding the Buyer’s offer of employment and hiring of any employees.  The parties agree that the Shareholders shall be solely responsible for satisfying the continuation coverage requirements of COBRA for all individuals who are “M&A Qualified Beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

(b)       At the Closing, the Companies shall deliver to the Buyer a detailed calculation showing the accrued vacation entitlement with the Companies for each salaried employee of the Companies that is expected to become a Transferring Employee.

(c)       Within 30 days after the date of this Agreement, the Buyer and the Companies shall prepare a statement in form and substance satisfactory to the Buyer and the Companies to be released to the employees of the Companies with respect to the Transactions, including compensation, benefits and employment continuation or opportunity following the Closing.

10.12    Agreement to Change Name. Concurrently with the Closing, Ft. Knox will prepare, execute and file the documents necessary to change its registered and assumed corporate name to a name substantially dissimilar to “Refund Advantage,” “Fort Knox,” or “Tax Product Services.”  Following the Closing, the Companies shall not use, or permit any of its Affiliates or successors, other than the Buyer, to use, the name “Refund Advantage,” “Fort Knox,” or “Tax Product Services” within or in connection with any registered or assumed corporate name or Internet domain name.  Furthermore, following the Closing, the Companies shall not use, or permit any of its Affiliates or successors, other than the Buyer, to use, any registered or assumed corporate name or Internet domain name that (i) is likely to be confused or associated with the name “Fort Knox,” “Refund Advantage,” or “Tax Product Services,” or (ii) refers to any aspect of the Business.

10.13     Preservation of Online Data Room. The Companies shall provide to the Buyer a true, correct and complete copy of all documents included in the Box.com online data room (the “Data Room”) (with each document organized and labeled consistent with such organization and label in the online data room) as of the date of this Agreement within five (5) days of the Effective Date.

11.                INDEMNIFICATION

11.1        Indemnification by the Buyer.  Subject to the limitations set forth in Section 11.5, the Buyer hereby agrees to indemnify, defend and hold harmless the Companies, from and against any and all Damages related to or arising out of or in connection with:

(a)       any inaccuracy or breach of any representation or warranty made by the Buyer or the Parent in the Transaction Documents (including any schedules thereto) to which it is a party; and

(b)      any breach of, or default in the performance by the Buyer or the Parent of, any covenant, agreement, obligation or undertaking made by the Buyer or the Parent in the Transaction Documents (including any schedules thereto) to which it is a party.

11.2       Indemnification by the Companies.  Subject to the limitations set forth in Section 11.5, each Company, jointly and severally and each Shareholder, severally and not jointly (up to each such Shareholder’s proportionate share as provided in Section 11.5(b)), hereby agrees to indemnify, defend and hold harmless the Parent, the Buyer and their respective directors, officers, employees, representatives and other Affiliates (each, a “Buyer Indemnified Party”), from and against any and all Damages related to or arising out of or in connection with:

(a)       any inaccuracy or breach of any representation or warranty made by the Companies or the Shareholders in the Transaction Documents (including any schedules thereto);

(b)       any breach of, or default in the performance by the Companies or Shareholders of, any covenant, agreement, obligation or undertaking made by the Companies or the Shareholders in the Transaction Documents (including any schedules thereto);

(c)       any Company Taxes;

(d)       any failure of the Companies to be properly qualified or licensed to do business in any states other than their respective jurisdiction of organization; and

(e)       any Transaction Expenses charged to Parent, the Buyer, the Companies, the Shareholders or any of their Affiliates that remain unpaid after the Closing.

11.3        Third-Party Claims.

(a)       In the event that any party hereto (an “Indemnified Party”) desires to make a claim against another party hereto (an “Indemnifying Party,” which term includes all Indemnifying Parties if more than one), in connection with any third-party litigation, arbitration, action, suit, proceeding, claim or demand at any time instituted against or made upon it (but excluding any claims relating to Taxes) for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party will promptly notify the Indemnifying Party (or, if the Indemnifying Party is a Shareholder, Ft. Knox), of such Third-Party Claim and of its claim of indemnification with respect thereto; provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 11.3, except to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby.

(b)      If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Damages that may result from a Third-Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement (and, at Buyer’s request, demonstrates the wherewithal of the Indemnifying Party to satisfy any such reasonably expected potential Damages, which may be by recourse to the Escrow Fund), the Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party (which expenses shall not be applied against any indemnity limitation herein) by written notice to the Indemnified Party within twenty (20) days after the Indemnifying Party has received notice of the Third-Party Claim; provided, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and, provided further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim for equitable or injunctive relief, any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party (to the extent Losses resulting from such Third-Party Claim are indemnifiable under Section 9.2), any such Third-Party Claim.

(c)       The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior consent of the Indemnified Party (which will not be unreasonably withheld or delayed) unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim, (ii) involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, (iii) does not involve a finding or admission of wrongdoing, and (iv) does not result in any increase in Taxes of Parent, Buyer or any of their Subsidiaries or Affiliates.  So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 11.3(b) hereof, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld or delayed).

(d)       In the event the Indemnifying Party fails to assume the defense of the Third-Party Claim in accordance with Section 11.3(b), (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter in any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible for any Damages  the Indemnified Party may suffer as a result of such Third-Party Claim (including the fees and expenses of counsel employed by the Indemnified Party) to the extent provided in this Section 11.

11.4        Payment of Claims.

(a)       In the event of any bona fide claim for indemnification hereunder, the Indemnified Party will advise the Indemnifying Party that is required to provide indemnification therefor (and, in the case of a claim by a Buyer Indemnified Party, the Escrow Agent) in writing with reasonable specificity of the amount and circumstances surrounding such claim.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly pursuant to (b) below, to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(b)       With respect to liquidated claims for Damages, if within thirty (30) days the Indemnifying Party has not contested such claim in writing (or a portion of such claim), the Indemnifying Party will pay the full amount thereof (or the portion not contested), subject to the limitations set forth in Section 11.5, within five (5) Business Days after the expiration of such period.  With respect to claims for Damages that are not yet liquidated or are disputed, the Indemnifying Party will pay the full amount determined for such claims, subject to the limitations set forth in Section 11.5, within five (5) Business Days after liquidation thereof or upon resolution of the Indemnifying Party’s obligation to pay such claim.  To the extent indemnification required hereunder is not timely paid in accordance with this Section 11.4(b), amounts due hereunder shall bear interest at a rate equal to the rate of interest from time to time announced publicly by The Wall Street Journal as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed.

(c)       Any disputed claim shall be deemed “resolved,” “liquidated” or “determined” when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

(d)       The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

11.5        Limitations of Liability.

(a)       Threshold.  No Indemnifying Party will be required to indemnify any Indemnified Party hereunder with respect to any breaches of such party’s representations or warranties hereunder until such time as the aggregate amount of Damages resulting therefrom for which the applicable Indemnified Party(ies) are otherwise entitled to indemnification pursuant to this Agreement, exceeds $350,000 (the “Indemnification Threshold”), after which the applicable Indemnifying Party(ies) shall be obligated to indemnify the applicable Indemnified Party(ies) for the full amount of all Damages incurred by such Indemnified Party(ies) in excess of the Indemnification Threshold, as well as and including the full $350,000 of Damages included in and comprising the Indemnification Threshold, subject to the limitations in this Section 11.5.  Notwithstanding anything to the contrary in this Section 11.5, the Indemnification Threshold shall not apply to any Damages arising out of or in connection with (i) any intentional or willful breaches of any representations or warranties set forth in this Agreement, (ii) fraud, (iii) the breach of the representations set forth in Sections 4.1, 4.3, 4.4, 4.14, 4.15, 4.16, 5.1, 5.2, 6.1, 6.2, or (iv) Company Taxes.

(b)       Maximum Liability.  The parties specifically agree that notwithstanding any provision of this Agreement to the contrary, the maximum aggregate liability of the Companies and the Shareholders, on the one hand, and the Buyer, on the other hand, (x) for indemnification under Section 11.1(a) or Section 11.2(a), will not exceed ten percent (10%) of the Purchase Price; provided, that the maximum aggregate liability will not exceed the Purchase Price for a breach of the representations or warranties set forth in Sections 4.1, 4.3, 4.4, 4.14, 4.15, 4.16, 5.1, 5.2, 6.1 or 6.2; and (y) for indemnification under Section 11.1(b) or Sections 11.2(b), (c), or (d), the maximum aggregate liability will not exceed the Purchase Price.  Notwithstanding anything to the contrary in this Section 11.5, (x) the maximum aggregate liability set forth in this Section 11.5(b) shall not apply to any Damages arising out of or in connection with any fraud, intentional or willful breaches of any representations or warranties set forth in this Agreement, and (y) each Shareholder shall only be liable for his or its Pro Rata Share of the aggregate indemnification obligations pursuant to the terms hereof.

(c)       Time Limit.  All representations and warranties of the parties in this Agreement shall survive the Closing and shall expire on, and no Indemnifying Party will be liable for any Damages resulting from any breach thereof unless a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to, the date which is the eighteen month anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 4.14, 4.15 and 4.16 shall survive until the expiration of the applicable statute of limitations for the matter giving rise to a claim hereunder, and (b) the representations and warranties contained in Sections 4.1, 4.3, 4.4, 5.1, 5.2, 6.1 and 6.2 shall survive indefinitely.

(d)       Escrowed Funds.

(i)         Any indemnification payment required to be made by the Companies or the Shareholders pursuant to Sections 11.2 and 11.4 shall first be paid by release of all or a portion, as applicable, of the Escrowed Funds as set forth in Section 2.1 and pursuant to the terms of the Escrow Agreement.  Within three (3) Business Days of liquidation or final determination of claims required to be paid by the Companies or the Shareholders pursuant to Sections 11.2 and 11.4, Buyer and the Companies shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release Escrowed Funds in an amount equal to such indemnification payment (or, if such payment exceeds the amount of the Escrowed Funds, the entire Escrowed Funds).

(ii)        The Escrowed Funds shall be disbursed as follows:

(1)            If the amount of the Escrowed Funds as of the date that is the eighteen month anniversary of the Effective Date (such date, the “Escrow Termination Date;” and such amount of Escrowed Funds as of such date, the “Escrow Balance”) exceeds the aggregate amount of the unpaid claims by the Buyer Indemnified Parties (including the entire claimed amount in dispute) associated with all unresolved claims of the Buyer Indemnified Parties, then within three (3) Business Days thereafter Buyer and the Companies shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Companies from the Escrow Account an amount equal to the amount by which the Escrow Balance (including any interest and other amounts earned thereon) as of the Escrow Termination Date exceeds the sum of such unpaid amount of unpaid claims.

(2)           Following the Escrow Termination Date, each time an unresolved claim of the Buyer Indemnified Parties (an “Unresolved Escrow Claim”) is finally determined in accordance with this Section 11, Buyer and the Companies shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days after the final resolution of each such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to deliver the payment from the Escrowed Funds of all amounts, if any, owing to the Buyer Indemnified Party that asserted such Unresolved Escrow Claim, and a written notice instructing the Escrow Agent to disburse to the Companies from the Escrowed Funds an amount equal to the amount by which the Escrow Balance (including any interest and other amounts earned thereon) as of the date of the disbursement exceeds the aggregate amount of the unpaid claims, if any, associated with any remaining Unresolved Escrow Claims.

11.6        Right to Bring Action.  Notwithstanding anything in this Section 11 or elsewhere in this Agreement to the contrary, only Ft. Knox shall have the right, power and authority to commence any action, suit or proceeding by and on behalf of any or all of Ft. Knox, TPS or the Shareholders against the Buyer, or any other Indemnified Party, and in no event shall Ft. Knox, TPS or the other Shareholders themselves have the right to commence any action, suit or proceeding against the Parent, the Buyer, or any other Indemnified Party.  Except in the case of any intentional or willful breach of this Agreement or fraud, the rights to indemnification under this Section 11 are the sole and exclusive rights and remedies of the parties in connection with the Transactions.

11.7        Survival of Representations and Warranties.  The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the Transactions (in each case except as affected by the Transactions) shall be deemed material and, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of the Parent or the Buyer, shall be deemed to have been relied on by the Parent and the Buyer and shall survive the Closing and the consummation of the Transactions.  Each representation and warranty made by the Companies, the Parent or the Buyer in this Agreement shall expire on the last day, if any, that claims for breaches of such representation or warranty may be made pursuant to Section 11.5, except that any such representation or warranty that has been made the subject of a claim prior to such expiration date shall survive with respect to such claim until the final resolution of such claim pursuant to this Section 11.

11.8        No Materiality Qualifiers.  Notwithstanding anything to the contrary set forth in this Section 11, for purposes of the indemnification provisions set forth herein, all of the representations and warranties of the Companies, the Parent and the Buyer, as the case may be, shall be read and interpreted without giving effect to any “Company Material Adverse Effect” or other “materiality” qualifications or similar language.

11.9       Purchase Price Adjustment.  The parties agree that to the greatest extent possible the payment of any indemnity hereunder shall be treated as an adjustment to the Purchase Price.

11.10     Amount of Damages. Notwithstanding anything to the contrary contained in this Section 11, the amount of any Damages suffered by any Indemnified Party under this Agreement will be reduced by any insurance proceeds actually received by any Indemnified Party on account of such Damages. The Buyer shall, and shall cause the Companies to, make a claim for Damages under applicable insurance policies to the extent that it is commercially reasonable to do so.

12.                TERMINATION.

12.1        Termination.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Closing Date as follows:

(a)       by mutual written agreement of the Companies, the Shareholder Representative on behalf of the Shareholders, the Buyer and the Parent;

(b)       by the Companies and the Shareholder Representative on behalf of the Shareholders, by giving written notice to the Buyer at any time, if, prior to the Closing Date, the Buyer or the Parent has materially breached any representation, warranty, covenant or agreement contained in this Agreement (except with respect to any provisions containing the term “material” or terms of similar import, with respect to which the Companies and the Shareholder Representative on behalf of the Shareholders shall have a termination right hereunder without regard to whether such breach is material) and, if such breach is of a character that it is capable of being cured, such breach has not been cured by the Buyer or the Parent, as applicable, within thirty (30) days after written notice thereof from the Companies and the Shareholder Representative;

(c)       by the Companies and the Shareholder Representative on behalf of the Shareholders, by giving written notice to the Buyer and the Parent on or after the date that is one-hundred and twenty (120) days after the date of this Agreement if (i) the Closing has not occurred, unless the Companies’ or Shareholder Representative’s failure to perform or comply with their obligations hereunder shall have been the cause of the failure of the Closing to occur, or (ii) any of the conditions to the Companies’ or the Shareholders’ obligation to consummate the Closing set forth in Section 9 is not satisfied or waived by such date or has become incapable of fulfillment, unless such satisfaction has been made impossible by any act or failure to act by the Companies or the Shareholders;

(d)       by the Buyer and the Parent, by giving written notice to the Companies and the Shareholder Representative on behalf of the Shareholders at any time, if, prior to the Closing Date, the Companies or the Shareholders have materially breached any representation, warranty, covenant or agreement contained in this Agreement (except with respect to any provisions containing the term “material” or “Company Material Adverse Effect” or terms of similar import, with respect to which the Buyer and the Parent shall have a termination right hereunder without regard to whether such breach is material) and, if such breach is of a character that it is capable of being cured, such breach has not been cured by the Companies or the Shareholders, as applicable, within thirty (30) days after written notice thereof from the Buyer and the Parent; or

(e)       by the Buyer and the Parent, by giving written notice to  Companies and the Shareholder Representative on behalf of the Shareholders on or after the date that is one-hundred and twenty (120) days after the date of this Agreement if (i) the Closing has not occurred, unless the Buyer’s or the Parent’s failure to perform or comply with its obligations hereunder shall have been the cause of the failure of the Closing to occur, or (i) any of the conditions to the Buyer’s and Parent’s obligation to consummate the Closing set forth in Section 8 is not satisfied or waived by such date or has become incapable of fulfillment, unless such satisfaction has been made impossible by any act or failure to act by the Buyer or the Parent.

12.2       Effect of Termination.  If this Agreement is terminated pursuant to any provision of Section 12.1, written notice thereof shall forthwith be given to the Buyer and the Parent or the Companies and the Shareholder Representative, as applicable, specifying the provision hereof pursuant to which such termination is made.  In any such event, this Agreement and any other agreements, instruments, certificates or other documents theretofore delivered by or on behalf of the Buyer, the Shareholders or the Companies shall forthwith become void, and, except in the case of any such termination under Sections 12.1(b), (d) or (e), there shall be no liability or obligation on the part of either the Buyer or Parent, on the one hand, or the Companies or the Shareholders, on the other hand, except that (a) the provisions of Section 10.1 and Section 14 shall remain in full force and effect and nothing herein shall relieve the Buyer, the Shareholders or the Companies from liability for any breach hereof; provided, that neither the Buyer nor the Companies or the Shareholders shall be entitled to equitable relief (including specific performance), and (b) in no event shall the Buyer and the Parent, on the one hand, or the Companies and the Shareholders, on the other hand, be liable for Damages suffered by the other(s) on account of breaches or failures to perform under this Agreement in an amount in excess of the applicable amounts set forth in Section 11.5(b).

13.                DEFINITIONS

As used herein the following terms not otherwise defined have the following respective meanings:

“2014 Balance Sheet” shall have the meaning given such term in Section 4.6.

“Accrued Shareholder Liabilities” shall mean all accrued liabilities for bonuses, profit sharing, change of control payments, and any other amounts owing to the Shareholders by any Company.

“Action” shall mean any claim, action, suit, inquiry, determination, order, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, a Company (or other specified Person) and shall include (a) any Person who is a director or beneficial holder of at least 10% of any class of the then outstanding capital stock (or other shares of beneficial interest) of a Company (or other specified Person) and Family Members of any such Person, (b) any Person of which a Company (or other specified Person) or an Affiliate of the kind listed in clause (a) above of a Company (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of any class of the then outstanding capital stock (or other shares of beneficial interest) or constitute at least a 10% equity participant, and (c) in the case of a specified Person who is an individual, Family Members of such Person.

“Agreement” shall have the meaning given such term in the preamble.

“Alternative Transaction” shall have the meaning given such term in Section 7.18.

“Assignment and Assumption Agreement” shall have the meaning given such term in Section 2.3(c).

“Assignment of Domain Names” shall have the meaning given such term in Section 2.3(c).

“Assignment of Marks” shall have the meaning given such term in Section 2.3(c).

“Assumed Liabilities” shall have the meaning given such term in Section 1.2(a).

“Bill of Sale” shall have the meaning given such term in Section 2.3(c).

“Business” shall have the meaning given such term in the recitals.

“Business Day” shall mean any day except Saturday, Sunday or any day on which banks are generally not open for business in South Dakota or Kentucky.

“Buyer” shall have the meaning given such term in the preamble.

“Buyer Indemnified Party” shall have the meaning given such term in Section 11.2.

“Buyer’s Notice of Disagreement” shall have the meaning given such term in Section 3.2(a).

“Ceiling Amount” shall have the meaning given such term in Section 3.7.

“CERCLA” shall have the meaning given such term in Section 4.14(d)(ii).

“Charges” shall have the meaning given such term in Section 3.5(a).

“Closing” shall have the meaning given such term in Section 2.2.

“Closing Cash Purchase Price” shall have the meaning given such term in Section 2.1.

“Closing Date” shall have the meaning given such term in Section 2.2.

“Closing Date Balance Sheet” shall have the meaning given such term in Section 3.3(a).

“Closing Date Net Tangible Equity” shall have the meaning given such term in Section 3.3(a).

“Closing Purchase Price” shall have the meaning given such term in Section 2.1.

“Closing Stock Purchase Price” shall have the meaning given such term in Section 2.1.

“COBRA” shall have the meaning given such term in Section 4.16(g).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” or “Companies” shall have the meaning given such term in the recitals.

“Company Authorizations” shall have the meaning given such term in Section 4.11(b).

“Company Employee Plans” shall have the meaning given such term in Section 4.16(a).

“Company Intellectual Property” shall mean Intellectual Property owned by a Company, licensed by a Company from third parties or which a Company is otherwise authorized by third parties to use or which is used in connection with the Business.

“Company Material Adverse Effect” shall mean any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is likely to be materially adverse to the financial condition, properties, assets, liabilities, Business, operations, results of operations or customer prospects identified as such by the Companies (but only to the extent such material adverse change or effect to such customer prospects is or is likely to be materially adverse to the financial results of the Companies) of the Companies, taken as a whole, or may prevent or materially delay consummation of the Transactions or otherwise prevent the Shareholders or any Company from performing its obligations under any Transaction Document to which it is a party; provided, however, that any adverse effect that results from (i) general economic, business or industry conditions, events or matters that do not disproportionately affect the Companies taken as a whole, or (ii) political or social conditions, events or matters (whether or not pursuant to the declaration of war or the occurrence of any military or terrorist attack) that do not disproportionately affect the Companies taken as a whole, shall be disregarded in determining whether there has been or would be a “Company Material Adverse Effect.”

“Company Pro Rata Share” shall mean, with respect to Ft. Knox, 88% and with respect to TPS, 12%.

“Company Taxes” means (i) any Taxes of the Companies, the Shareholders or any of their Affiliates for any Tax period; (ii) any Taxes imposed with respect to the Purchased Assets for any taxable period (or portion thereof) ending on or before the end of Closing Date; (iii) any Taxes arising out of or resulting from the Transactions; (iv) any Transfer Taxes required to be paid by the Companies pursuant to Section 10.5; (v) any Taxes of any Person imposed on the Buyer or any of its Affiliates as a successor or transferee of the Companies or any of their Affiliates; (vi) all Taxes resulting from any inaccuracy of any representation in Section 4.15 (in each case construed as if such representations were not qualified by “Knowledge,” “material,” “Material Adverse Effect” or similar language) and (vii) any breach of a covenant or other agreement of the Companies contained in Section 10.5.

“Confidential Information” shall have the meaning set forth in Section 4.13(f).

“Confidentiality Agreement” shall mean that certain Confidentiality and Non-Disclosure Agreement between the Parent and Ft. Knox dated as of October 15, 2014.

“Contract” or “contract” shall mean any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“Consolidated Intangible Assets” means, as of any specified date, without duplication, the aggregate consolidated intangible assets of Ft. Knox and its Subsidiaries included in the Purchased Assets as shown on the consolidated balance sheet of Ft. Knox and its Subsidiaries as of such date and calculated in accordance with GAAP applied on a basis consistent with the preparation of the May 31, 2014 Balance Sheet.  For purposes of clarity “Consolidated Intangible Assets” shall not include any Consolidated Tangible Assets of Ft. Knox or its Subsidiaries or intangible assets of Ft. Knox or its Subsidiaries not included in the Purchased Assets.

“Consolidated Liabilities” means, as of any specified date, without duplication, the aggregate consolidated liabilities of Ft. Knox and its Subsidiaries included in the Assumed Liabilities (including without limitation, accrued vacation and related expenses, customer credits, deferred rent and deferred revenue) as shown on the consolidated balance sheet of Ft. Knox and its Subsidiaries as of such date and calculated in accordance with GAAP applied on a basis consistent with the preparation of the May 31, 2014 Balance Sheet.

“Consolidated Tangible Assets” means, as of any specified date, without duplication, the aggregate consolidated tangible assets of Ft. Knox and its Subsidiaries included in the Purchased Assets (including the aggregate amount of all cash and cash equivalents of Ft. Knox and its Subsidiaries required to be reflected as cash and cash equivalents on a consolidated balance sheet of Ft. Knox and its Subsidiaries as of such date prepared in accordance with GAAP, excluding (i) any cash or cash equivalents that constitute “restricted cash” under GAAP, (ii) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, and (iii) deferred Tax assets) as shown on the consolidated balance sheet of Ft. Knox and its Subsidiaries as of such date and calculated in accordance with GAAP applied on a basis consistent with the preparation of the May 31, 2014 Balance Sheet.  For purposes of clarity “Consolidated Tangible Assets” shall not include any intangible assets of Ft. Knox or its Subsidiaries or any tangible assets of Ft. Knox or its Subsidiaries not included in the Purchased Assets.

“Damages” shall mean all damages, losses, deficiencies, interest, awards, judgments, Taxes, penalties, costs, and expenses (including court costs, reasonable fees and expenses of legal counsel and other out-of-pocket expenses incurred in investigation, preparing or defending the foregoing) that are asserted, incurred, sustained or suffered as a result of, arising out of or relating to any claims, demands, actions, causes of action, suits, litigations, investigations, arbitrations or liabilities.

“Data Room” shall have the meaning given such term in Section 10.13.

“Debt” shall mean as to any Person at any time, without duplication:  (a) all indebtedness, liabilities and obligations of such Person for borrowed money, including from the Shareholders, but excluding any inter-company loans; (b) all indebtedness, liabilities and obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days; (d) all capital lease obligations of such Person; (e) all debt of others guaranteed by such Person; (f) all indebtedness, liabilities and obligations secured by a lien existing on property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non-recourse to such Person; (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (h) all Accrued Shareholder Liabilities.

“Delivered Tax Returns” shall have the meaning given such term in Section 4.15(a).

“Effective Date” shall have the meaning given such term in the preamble.

“Employment Agreements” shall have the meaning given such term in Section 8.12.

“Encumbrance” means any charge, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, or transfer restriction of any kind, including any restriction on assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” shall have the meaning given such term in Section 4.14(d)(i).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning given such term in Section 4.16(d).

“EROs” shall have the meaning given such term in Section 4.19(xxii).

“Erroneous Party” shall have the meaning given such term in Section 3.3(c).

“Escrow Agent” shall have the meaning set forth in Section 2.1.

“Escrow Agreement” shall have the meaning set forth in Section 2.1.

“Escrow Balance” shall have the meaning set forth in Section 11.5(d)(ii)(1).

“Escrowed Funds” shall have the meaning given such term in Section 2.1.

“Escrow Termination Date” shall have the meaning set forth in Section 11.5(d)(ii)(1).

“Estimated Net Tangible Equity” shall have the meaning given such term in Section 3.2(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations pertaining thereto.

“Excluded Assets” shall have the meaning given such term in Section 1.1(b).

“Excluded Contracts” shall have the meaning given such term in Section 1.1(b)(iv).

“Excluded Employees” shall mean any employee who does not accept an offer of employment by the Buyer as contemplated by this Agreement.

“Excluded Liabilities” shall have the meaning given such term in Section 1.2(b).

“Family Member” shall mean, as applied to any individual, any parent, spouse (or former spouse), child, spouse of a child, brother or sister of the individual, and each trust created for the benefit of one or more of such Persons, and each custodian of property of one or more such Persons.

“Final Closing Statement” shall have the meaning given such term in Section 3.3(a).

“Financial Statements” shall have the meaning given such term in Section 4.6.

“Ft. Knox” shall have the meaning given such term in the preamble.

“GAAP” shall mean United States generally accepted accounting principles and practices.

“Governmental Authority” shall mean any nation, sovereign or government, any federal, regional, state, province, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substances” shall have the meaning given such term in Section 4.14(d)(ii).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Threshold” shall have the meaning given such term in Section 11.5(a).

“Indemnified Party” shall have the meaning given such term in Section 11.3(a).

“Indemnifying Party” shall have the meaning given such term in Section 11.3(a).

“Independent Accounting Firm” shall have the meaning given such term in Section 3.3(c).

“Intellectual Property” shall mean intellectual property or proprietary rights of any description, including, without limitation, (i) rights in any patent, patent application (including, without limitation, any continuation, continuation-in-part and divisional filings), copyright, industrial design, URL, domain name, trademark, service mark, logo, trade dress or trade name, (ii) related registrations and applications for registration, (iii) trade secrets, moral rights or publicity rights, (iv) inventions, discoveries, or improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data, whether or not patented, patentable, copyrightable or reduced to practice, including but not limited to any inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data embodied or disclosed in any: (1) computer source codes (human readable format) and object codes (machine readable format); (2) specifications; (3) manufacturing, assembly, test, installation, service and inspection instructions and procedures; (4) engineering, programming, service and maintenance notes and logs; (5) technical, operating and service and maintenance manuals and data; (6) hardware reference manuals; and (7) user documentation, help files or training materials, and (v) goodwill related to any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” or “knowledge” shall mean, with respect to the Companies, the actual knowledge of, or knowledge the officers of the Companies should have reasonably known after reasonable investigation and inquiry, attributable to, any of the Companies.

“Law” shall mean with respect to any Governmental Authority, any constitutional provision, law, statute, code, rule, regulation, ordinance, treat, order, decree, writ, judgment, decision, certificate, holding, determination, injunction, permit or requirement of such Governmental Authority along with the interpretation and administration thereof by any Governmental Authority charged with the interpretation or administration thereof.  Unless the context clearly requires otherwise, the term “Law” shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements or other modifications thereto or thereof, and whether or not in effect as of the date of this Agreement.

“Letter of Interest” shall mean that certain offer letter dated April 28, 2015 from Parent to Ridley Capital Group on behalf of Ft. Knox and countersigned by Ft. Knox as of April 28, 2015.

“License Fee” shall have the meaning given such term in Section 3.1(c).

“Lodge” shall have the meaning given such term in the preamble.

“Majority  Shareholders” shall have the meaning given such term in Section 14.14(a).

“Material Contracts” shall have the meaning given such term in Section 4.19(a).

“May 31, 2015 Balance Sheet” shall mean the internally prepared consolidated balance sheet of the Companies dated as of May 31, 2015 prepared in compliance with GAAP, except for the absence of normal recurring year-end adjustments and footnotes, and included in the Data Room.

“Meta Average Closing Price” shall mean (a) the sum, for each of the twenty (20) consecutive trading days ending on the fifth (5th) business day immediately before the date of the Agreement, of the product of (i) the closing price of Parent Common Stock on the NASDAQ Global Market for such trading day multiplied by, (ii) the trading volume reported on the Nasdaq Global Market for such trading day, divided by (b) the aggregate trading volume over such twenty (20) day period.

“Net Tangible Equity” shall mean, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (a) the Consolidated Tangible Assets minus (b) the Consolidated Liabilities.

“Net Tangible Equity Adjustment” shall have the meaning given such term in Section 3.1.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Ordinary Income Assets” shall have the meaning given such term in Section 3.7.

“Parent” shall have the meaning given such term in the preamble.

“Parent Common Stock” shall mean the common stock of Parent, par value $0.01 per share.

“Parent Material Adverse Effect” shall mean any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is likely to be materially adverse to the financial condition, properties, assets, liabilities, business, operations, results of operations or customer prospects identified as such by the Parent (but only to the extent such material adverse change or effect to such customer prospects is or is likely to be materially adverse to the financial results of the Parent) of the Parent and its Subsidiaries, taken as a whole, or may prevent or materially delay consummation of the Transactions or otherwise prevent the Parent from performing its obligations under any Transaction Document to which it is a party; provided, however, that any adverse effect that results from (i) general economic, business or industry conditions, events or matters that do not disproportionately affect the Parent and its Subsidiaries taken as a whole, (ii) any failure by Parent to meet published analysts estimates, projections or forecasts of revenues, earnings or other financial or business metrics, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration, (iii) any decline in the market price or change in the trading volume of Parent Common Stock, in and of itself (it being understood that the underlying cause(s) of any such failure may be taken into consideration), (iv) political or social conditions, events or matters (whether or not pursuant to the declaration of war or the occurrence of any military or terrorist attack) that do not disproportionately affect the Parent and its Subsidiaries taken as a whole, shall be disregarded in determining whether there has been or would be a “Parent Material Adverse Effect.”

“Parent SEC Documents” shall have the meaning given such term in Section 6.4(a).

“Person” shall mean a corporation, an association, a partnership, a limited liability company, an organization, a business, an individual, a government or political subdivision thereof or a Governmental Agency.

“Personal Information” shall mean “personal data,” “personal information,” or other equivalent terms under applicable Privacy Laws, including name, address, telephone number, electronic mail address, social security number and bank account number or credit card number of an individual.

“Preliminary Closing Date Balance Sheet” shall have the meaning given such term in Section 3.2(a).

“Preliminary Closing Statement” shall have the meaning given such term in Section 3.2(a).

“Privacy Laws” shall have the meaning given such term in Section 4.23(a)(i).

“Pro Rata Share” shall mean, as to each Shareholder, such Shareholder’s respective percentages set forth opposite such Shareholder’s names on Schedule 2.1.

“Purchase Price” shall have the meaning given such term in Section 2.1.

“Purchase Price Allocation” shall have the meaning given such term in Section 3.7.

“Purchased Assets” shall have the meaning given such term in Section 1.1(a)

“refund application loans” or “RALs” shall have the meaning given such term in Section 4.11(d).

“Related Party” shall mean (i) any manager, member, shareholder, officer, director, Transferring Key Employee or Affiliate of a Company, (ii) any Family Member of any of the foregoing listed in (i), or (iii) any entity controlled by one or more of any of the foregoing listed in (i) or (ii) (excluding the Companies).

“Release” shall have the meaning given such term in Section 4.14(d)(iii).

“Remaining Disputed Items” shall have the meaning given such term in Section 3.3(c).

“Representatives” shall mean, with respect to any Person, the officers, directors, principals, employees, agents, auditors, accountants, advisors, attorneys, bankers and other representatives of such Person.

“Required Percentage” shall mean the percentage set forth in Schedule 8.9.

“Restrictive Period” shall have the meaning given such term in Section 10.3(a).

“Retained Cash” shall mean the amount of cash of the Companies required for the Closing Date Net Tangible Equity to equal $1,000,000.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations pertaining thereto.

“Shareholder” or “Shareholders” shall have the meaning given such term in the preamble.

“Shareholder Representative” shall have the meaning given such term in Section 14.14(a).

“Shareholder Representative Expense Fund” shall have the meaning given such term in Section 3.5(a).

“Shares” shall have the meaning given such term in the recitals.

“Straddle Period” shall have the meaning given such term in Section 10.5(a).

“Subsidiary” shall mean, with respect to any Person, any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

“Tax” (and with correlative meaning, “Taxable”) means (i) any and all federal, state, local and foreign taxes, assessments, governmental charges, duties, impositions and liabilities, including, but not limited to, income (whether net or gross), gains, profits or windfall profits, excise, real or personal property, escheat, ad valorem, sales or use, transfer, value added, occupation, privilege, payroll, wage, unemployment, workers’ compensation, social security, disability, license, severance, stamp, premium, capital, capital stock, franchise, withholding, customs duties, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not) imposed by any Taxing Authority, including any related deposits, charges, fees, interest, penalties, additions to tax or other assessments; (ii) any liability or obligations arising as a result of being (or ceasing to be) a member of any “affiliated group” (as defined in Section 1504 of the Code or any comparable provision of state, local or foreign law) or being included (or required to be included) in any Tax Return relating thereto and (iii) any transferee liability or obligations with respect to any items in clause (i) above, whether by contract, as a successor or otherwise.

“Tax Return” means all returns, reports, declarations, estimates, and statements (including any related, additional or supporting information, schedules and supplements, and including Treasury Form TD F 90-22.1) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxing Authority” means any Governmental Authority having any responsibility for (i) the determination, assessment or collection or payment of any Tax or (ii) the administration, implementation or enforcement of or compliance with any law, rule or regulation relating to any Tax.

“Third-Party Claim” shall have the meaning given such term in Section 11.3(a).

“Third Party Intellectual Property Rights” shall have the meaning given such term in Section 4.13(b).

“TPS” shall have the meaning given such term in the recitals.

“Transaction Documents” shall mean this Agreement and the Escrow Agreement.

“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the aggregate amount of any and all fees and expenses incurred by or on behalf of, or to be paid directly by, either Company or any Person (other than the fees and expenses of Buyer) that either Company pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the process of selling the Purchased Assets or the negotiation, preparation or execution of this Agreement or any other Transaction Document or the performance or consummation of the Transactions, including:  (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts incurred by the Companies in connection with such transactions; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties incurred by the Companies prior to Closing in connection with such transactions; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances for Debt in connection with the Transactions; or (iv) any stay, change of control, equity appreciation, phantom equity, deferred compensation or similar payments due by any Company to any employee or consultant of the Companies (whether payable prior to, on or after the Closing Date), under any agreement or Company Employee Plan.  Transaction Expenses shall also include all Accrued Shareholder Liabilities.

“Transaction Expenses Payoff Instructions” shall have the meaning set forth in Section 3.2(b).

“Transactions” shall mean the transactions contemplated by this Agreement and the Transaction Documents.

“Transfer Taxes” shall have the meaning given such term in Section 10.5(c).

“Transferring Employees” shall have the meaning set forth in Section 10.11(a).

“Transferring Key Employees” shall mean Alan Lodge and Cary Shields.

“Unresolved Escrow Claims” shall have the meaning set forth in Section 11.5(d)(ii)(2).

“Wessex Office Lease” means that certain Office Lease Agreement dated as of March 25, 2015 by and between NCS Trust, a trust administered under the laws of the Commonwealth of Kentucky as landlord and Ft. Knox as tenant.

14.                GENERAL

14.1        Consent to Jurisdiction.

(a)        The Companies and the Buyer hereby irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the State of South Dakota over any action or proceeding arising out of or relating to this Agreement, and the Companies and the Buyer hereby irrevocably agree that all claims in respect to such action or proceeding may be heard and determined only in such state or federal court.  The Companies and the Buyer agree that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)       Nothing in this Section 14.1 shall affect the right of the Buyer or the Companies to serve legal process in any other manner permitted by Law.

14.2       Expenses.  Each of the Parent and the Buyer, on the one hand, and the Companies, on the other hand, will pay all of their respective own expenses incurred in connection with the Transactions, including, without limitation, any legal, accounting, consulting or other professional or brokerage or finder’s fees (including such fees owing by the Companies to Ridley Capital Group and such fees owing by the Parent and the Buyer to Sandler O’Neil + Partners) payable in connection therewith.

14.3        Notices.  All notices, requests, claims, demands or other communications required or permitted hereunder shall be in writing signed by or on behalf of the party making the same, and shall be deemed given or delivered (w) when delivered personally, (x) if sent from within the United States by registered or certified mail, postage prepaid, return receipt requested, on the third (3rd) Business Day after mailing, (y) if sent by messenger or reputable overnight courier service, when received or (z) if sent by facsimile, when transmitted and confirmed during normal business hours (or, if delivered after the close of normal business hours, at the beginning of business hours on the next business day); and shall be addressed to each party at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.3):

If to the Shareholders, as follows:

Alan Lodge
c/o F. Larkin Fore
Fore & Schwartz
200 S. Fifth Street
Suite 700 North
Louisville, KY 40202
Facsimile: 502-589-1637

with a copy (which shall not constitute notice) sent contemporaneously to:

F. Larkin Fore
Sarah M. Fore
Fore & Schwartz
200 S. Fifth Street
Suite 700 North
Louisville, KY 40202
Facsimile: 502-589-1637

If to the Companies prior to the Closing, as follows:

Alan D. Lodge
Refund Advantage
9000 Wessex Place
Louisville, Kentucky 40222

with a copy (which shall not constitute notice) sent contemporaneously to:

F. Larkin Fore
Sarah M. Fore
Fore & Schwartz
200 S. Fifth Street
Suite 700 North
Louisville, KY 40202
Facsimile: 502-589-1637

If to the Buyer or Parent, to:

J. Tyler Haahr, Chairman and Chief
Executive Officer
Meta Bank
5501 S. Broadband Lane
Sioux Falls, SD  57018

with a copy (which shall not constitute notice) sent contemporaneously to:

Mara Glaser McCahan
Katten Muchin Rosenman LLP
2900 K Street, NW
North Tower – Suite 200
Washington, DC  20007
Facsimile:  202-298-7570

14.4        Entire Agreement.  This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, contain the entire agreement and understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, including, but not limited to, the Letter of Interest and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

14.5        Governing Law.  The validity and construction of this Agreement shall be governed and construed and enforced in accordance with the internal Laws (and not the choice-of-law rules) of the State of South Dakota.

14.6        Interpretation.  The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.  All references in this Agreement to “dollars” or “$” mean United States dollars.  The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” References in this Agreement to any gender include references to all genders, and, unless the context otherwise requires, references to the singular include references to the plural and vice versa.  The words “hereof,” “herein,” and “hereunder” and word of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

14.7       Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 14.7 shall prevent the Buyer, without the consent of the Companies, from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with, the Buyer, or which is acquiring all or substantially of the assets of the Buyer, but no such transfer or assignment shall relieve the Buyer or Parent of its obligation under this Agreement.

14.8        Severability.  In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

14.9        Further Assurances.  The parties agree to promptly take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

14.10     No Implied Rights or Remedies.  Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, other than the Companies and the Buyer and their respective shareholders, if any, any rights or remedies under or by reason of this Agreement.

14.11    Delivery By Facsimile; Counterparts.  This Agreement may be delivered by facsimile or .pdf attachment to electronic mail, and may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Electronically delivered signatures shall be binding for all intents and purposes unless expressly stated otherwise.

14.12     Satisfaction of Conditions Precedent.  Each Company, the Parent and the Buyer will use his, her or its best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 14.12 shall obligate any party hereto to waive any right or condition under this Agreement.

14.13     Public Statements or Releases.  Each of the parties hereto agrees that no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the Transactions, without first obtaining the consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, nothing contained in this Section 14.13 shall prevent either party from making such disclosures as such party may consider necessary, after consulting with its counsel, to satisfy such party’s legal or contractual obligations, including applicable requirements of any stock exchange or applicable law (including the Securities Act, the Exchange Act, or rules or regulations promulgated by the SEC), and in such case, such party will, to the extent consistent with timely compliance with such requirement, consult with the other party prior to making the required release, announcement or statement.

14.14     Shareholder Representative.

(a)       By the execution and delivery of this Agreement, each of the Shareholder hereby irrevocably constitutes and appoints Ft. Knox (the “Shareholder Representative”), and Ft. Knox hereby accepts such appointment, as the true and lawful agent and attorney-in-fact of the Shareholders with full power of substitution to act in the name, place and stead of the Shareholders and to act on behalf of the Shareholders in any litigation or arbitration involving this Agreement and the Transactions, do or refrain from doing all such further acts and things, and execute all such documents as the Shareholder Representative shall deem necessary or appropriate in connection with the Transactions, including, without limitation, the power:

(i)        to act for the Shareholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Shareholders and to transact matters of litigation;

(ii)       to execute and deliver all ancillary agreements, certificates and documents that the Shareholder Representative deems necessary or appropriate in connection with the consummation of the Transactions;

(iii)       to receive funds and give receipts for funds, including in respect of any adjustments to the Purchase Price;

(iv)      to do or refrain from doing any further act or deed on behalf of the Shareholders that the Shareholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Shareholders could do if personally present; and

(v)        to receive service of process in connection with any claims under this Agreement.

(b)       The appointment of the Shareholder Representative shall be deemed coupled with an interest and shall be irrevocable, and shall be binding upon the successors, heirs, executors, administers and legal representatives of each Shareholder and shall not be affected by, and shall survive, the death, incapacity, bankruptcy, dissolution or liquidation of any Shareholder.  All decisions, actions, consents and instructions by the Shareholder Representative shall be binding upon all of the Shareholders, and no Shareholder shall have the right to object to, dissent from, protest or otherwise contest any such decision, action, consent or instruction.  The Parent, the Buyer, each Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholder Representative in all matters referred to herein.  All notices required to be made or delivered by the Parent, the Buyer or any Company to the Shareholders shall be made to the Shareholder Representative for the benefit of the Shareholders and shall discharge in full all notice requirements of the Parent, the Buyer and such Company to the Shareholders with respect thereto.  The Shareholders hereby confirm all that the Shareholder Representative shall do or cause to be done by virtue of his appointment as the Shareholder Representative of the Shareholders.  The Shareholder Representative shall act for the Shareholders on all of the matters set forth in this Agreement in the manner the Shareholder Representative believes to be in the best interest of the Shareholders and consistent with the obligations under this Agreement, but the Shareholder Representative shall not be responsible to the Shareholders for any loss or damages the Shareholders may suffer by the performance by the Shareholder Representative of its duties under this Agreement, other than loss or damage arising from willful violation of the Law by the Shareholder Representative or gross negligence in the performance by the Shareholder Representative of its duties under this Agreement.

(c)       The Shareholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Shareholders holding a majority of the Shares as of the Closing (the “Majority Shareholders”), with the prior consent of Buyer, not to be unreasonably withheld.  In the event of the death, incapacity, resignation or removal of the Shareholder Representative, a new Shareholder Representative shall be appointed by the vote or written consent of the Majority Shareholders, with the prior consent of Buyer, not to be unreasonably withheld.  Notice of such vote or a copy of the written consent appointing such new Shareholder Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by Buyer; provided, that until such notice is received, Parent, Buyer, Ft. Knox and TPS, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Shareholder Representative as described in Section 14.14(a).

(d)       The Shareholder Representative shall be entitled to reimbursement from the Shareholder Representative Expense Fund and/or otherwise received by it in its capacity as the Shareholder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Shareholder Representative in such capacity; provided, that, other than the payment contemplated under Section 3.5 hereof, neither Parent, Buyer nor the Companies shall have any monetary obligation or liability to the Shareholder Representative.

(e)       Each Shareholder, severally but not jointly, agrees to indemnify and hold harmless the Shareholder Representative and his agents and other representatives from and against its Pro Rata Share of any losses, liabilities, expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Persons arising out of actions taken or omitted to be taken in the Shareholder Representative’s capacity as the Shareholder Representative (except for those arising out of the Shareholder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

PARENT:

Meta Financial Group, Inc.

By:	/s/ J. Tyler Haahr
Name:	J. Tyler Haahr
Title:	Chairman and CEO

BUYER:

MetaBank

By:	/s/ J. Tyler Haahr
Name:	J. Tyler Haahr
Title:	Chairman and CEO

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Alan D. Lodge Family Trust

By:	/s/ Juliet Anne Lodge
Name:	Juliet Anne Lodge
Title:	Trustee

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/s/ Michael E. Boone
Michael E. Boone

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/s/ Michael J. Boone
Michael J. Boone

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/s/ Cary Shields
Cary Shields

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FT. KNOX:

Fort Knox Financial Services Corporation

By:	/s/ Alan D. Lodge
Name:	Alan D. Lodge
Title:	Chief Executive Officer

TPS:

Tax Product Services LLC

By:	Fort Knox Financial Services Corporation, as sole member

By:	/s/ Alan D. Lodge
Name:	Alan D. Lodge
Title:	Chief Executive Officer

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Accepted and agreed, solely for purposes of Section 10.9:

/s/ Alan D. Lodge
Alan D. Lodge

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